UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
   Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                           AIS FUTURES FUND IV L.P.

            (Exact name of registrant as specified in its charter)

                 DELAWARE                                 13-3909977
                 --------                                 ----------
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                 Identification No.)




                        c/o AIS FUTURES MANAGEMENT LLC
                        187 Danbury Road, P.O. Box 806
                           Wilton, Connecticut 06897
              (Address of principal executive offices) (zip code)

                                  John Hummel
                          AIS Futures Management LLC
                        187 Danbury Road, P.O. Box 806
                           Wilton, Connecticut 06897

                                (203) 563-1180
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          --------------------------

                                  Copies to:

                                 Nathan Howell
                                  James Biery
                               Sidley Austin LLP
                              One South Dearborn
                            Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

Securities to be registered pursuant to Section 12(g) of the Act:  Units of Limited
                                                                   Partnership Interest
                                                                   --------------------
                                                                   (Title of Class)

                               Table of Contents

Item 1: Business...............................................................1

Item 1A: Risk Factors..........................................................9

Item 2: Financial Information.................................................13

Item 3: Properties............................................................24

Item 4: Security Ownership of Certain Beneficial Owners and Management........24

Item 5: Directors and Executive Officers......................................25

Item 6: Executive Compensation................................................27

Item 7: Certain Relationships and Related Transactions, and Director
        Independence..........................................................27

Item 8: Legal Proceedings.....................................................28

Item 9: Market Price of and Dividends on the Registrant's Common
        Equity and Related Stockholder Matters................................28

Item 10: Recent Sales of Unregistered Securities..............................28

Item 11: Description of Registrant's Securities to be Registered..............30

Item 12: Indemnification of Directors and Executive Officers..................31

Item 13: Financial Statements and Supplementary Data..........................32

Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.............................................32

Item 15: Financial Statements and Exhibits....................................33

Item 1:  BUSINESS

AIS FUTURES FUND IV L.P.

ORGANIZATIONAL CHART

      The organizational chart below illustrates the relationships among the various service providers to AIS Futures Fund IV L.P. (the "Partnership"), to which AIS Futures Management LLC ("AIS" or the "General Partner") acts as general partner and trading advisor.

                            -----------------------
                            |                     |
                            |    AIS Futures      |
                            |   Management LLC    |
                            |                     |
                            -----------------------
                                      |
                                      |            Limited Partnership Agreement
                                      |
---------------             -----------------------
              |             |                     |
Selling Agents|             |  AIS Futures Fund   |
              |  Selling    |       IV L.P.       |
---------------  Agreements -----------------------
                                      |
                                      |
                                      |
                                      |
                                      |            Customer Agreement
                                      |
                                      |
                                      |
                                      |
                            -------------------------
                            |                       |
                            | Caylon Financial Inc. |
                            |                       |
                            -------------------------
                                      |
                                      |
                                      |
                                      |
                            -----------------------
                            |                     |
                            | Global Futures and  |
                            |  Forward Markets    |
                            |                     |
                            -----------------------


(a)   General Development of Business

      The Partnership is a Delaware limited partnership organized on August 11, 1997 under the Delaware Revised Uniform Limited Partnership Act. AIS Futures Management LLC, a Delaware limited liability company, is the general partner and trading advisor of the Partnership. The Partnership's business is speculative trading of futures contracts, options on futures contracts and physical commodities and other commodity-related contracts traded primarily on domestic markets (collectively "Futures Contracts") pursuant to the trading and investment methodology of AIS. The Partnership holds a substantial majority of its assets in United States Treasury bills as margin, or available for margin, to support its futures trading activity. The Partnership began its trading activities on February 2, 1997. Under its Second Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement"), the Partnership has delegated all aspects of the Partnership's management to AIS. Accordingly, AIS controls and manages the business of the Partnership, and purchasers of units of limited partnership ("Units") in the Partnership, as the Partnership's "Limited Partners", have no right to participate in management or control of the Partnership.

AIS is the successor to AIS Futures Management, Inc., has been continuously registered with the Commodity Futures Trading Commission ("CFTC") as a Commodity Pool Operator ("CPO") since May 14, 1990 and as a Commodity Trading Advisor ("CTA") since August 20, 1992, and has been a member of the National Futures Association ("NFA") in such capacities since such dates.

As of March 31, 2007, the aggregate net asset value of the Partnership was $58,063,703.

The Partnership's fiscal year ends on December 31.

The Partnership has no subsidiaries.

The Partnership will terminate when the first of the following occurs:

            (i) December 31, 2026.

            (ii) A decline in the Net Assets of the Partnership as of the close of business in New York, New York to $50,000 or less.

            (iii) The withdrawal (including withdrawal after suspension of trading), dissolution, bankruptcy or removal of the General Partner (unless a new general partner has been substituted and the Partnership is continued).

            (iv) Any event which shall make unlawful the continued existence of the Partnership or requiring termination of the Partnership.

      The Partnership has not, to date, (1) been the subject of any bankruptcy, receivership or similar proceeding, (2) undergone any material reclassification, merger or consolidation, (3) had any material amount of its assets acquired or disposed of other than in the ordinary course of its business, or (4) undergone any material changes in the mode of conducting its business.

      The Partnership is not a registered investment company or mutual fund. Accordingly, Limited Partners do not have the protections afforded by the Investment Company Act of 1940, as amended.

(b)   Financial Information About Segments

      The Partnership's business constitutes only one segment for financial reporting purposes - a speculative commodity pool. The Partnership does not engage in sales of goods or services. Financial information regarding the Partnership's business is set forth under "Item 2: Financial Information" and in the Partnership's financial statements, included herewith.

(c)   Narrative Description of Business

General

      The Partnership was organized to engage in speculative trading of Futures Contracts (as defined above). AIS has authority over the Partnership's assets to trade in the futures and forward markets. Calyon Financial Inc. ("CFI" or the "Commodity Broker") currently serves as the Partnership's commodity broker. The offices of the Partnership, where its books and records are
                                      2
kept, are located at the office of the General Partner: 187 Danbury Road, P.O. Box 806, Wilton, Connecticut 06897; telephone (203) 563-1180.

      The Partnership trades Futures Contracts pursuant to a multi-asset investment program called the Multi Asset Allocation Portfolio ("MAAP"). MAAP was developed by Mr. John R. Hummel and Mr. Bradley C. Stern, principals and members of AIS.

      The Partnership generally maintains positions, both long (contracts to buy) and short (contracts to sell), in Futures Contracts with a face value equal to between approximately two and four times the Partnership's aggregate net asset value. Except for temporary deviations from time to time, for example, as the value of the contracts purchased at the onset of a new position change or as prices in the market move up or down substantially, leverage in the Partnership is not substantially greater than four times the total capital of the Partnership, but depending on MAAP trading signals and AIS' discretionary input, the leverage in the Partnership may be significantly less than four times total capital.

Description of Trading Approach

      In trading for the Partnership, AIS employs MAAP, which is a trend-following trading process employing a combination of discretionary input from AIS's principals and its proprietary applied intelligence software, which is based on a quantitative analysis over years of daily historical prices and probability theory.

      MAAP maintains long, short or neutral positions in each of the following six asset classes: equities, fixed income, currency, metals, agricultural products, energy products.

      AIS believes that these six asset classes represent the major economic/financial sectors of the global economy and that historically the performance of many of these asset classes has been non-correlated or negatively correlated to each other. AIS believes that a portfolio combining these six asset classes, because of their historic non- or negative correlation, has the potential for a higher risk-adjusted return than would be achieved by a portfolio consisting of any one of these asset classes managed individually.

      MAAP allocates approximately 1/6 of the Partnership's portfolio's potential total contract value (approximately four times the Partnership's net asset value when fully invested) to each of the six asset classes described above. Equities are represented by positions in the S&P 500 futures contract; fixed income is represented by United States Treasury bond futures; and currency is represented by Japanese yen futures. In addition to the three financial markets currently traded, AIS has completed research on additional stock index, fixed income and currency contracts for both domestic and international markets, and may diversify trading within these three asset classes by trading one or more of these additional contracts. However, this additional diversification will not change the maximum 1/6 weight assigned to each of these three asset classes.

      Within each of the three physical commodity asset classes, while still allocating 1/6 to each asset class, AIS trades several closely correlated markets within each class. Within the 1/6 "agricultural products" allocation, soybean futures generally represent the largest potential position, but the portfolio also may include positions in corn, wheat, soybean oil and soybean meal futures. Within the 1/6 "metals" allocation, gold futures generally represent the largest potential position, but the portfolio also may include positions in silver and copper futures. Within the 1/6 "energy products" allocation, crude oil futures generally represent the largest potential position, but the portfolio also may include positions in heating oil, unleaded gasoline and natural gas futures. When the portfolio is fully invested, the relative weight of each contract position within the asset class is determined primarily by relative historical volume and open interest of each contract traded.

      The profitability of trend-following trading techniques such as MAAP depends upon the occurrence of major price moves, or trends, in the futures contracts traded. Although historically there have been such trends identified by MAPP in the Futures Contracts traded by the Partnership, there is no assurance that there will not be significant periods during which no such trends occur, or that MAAP will be able to identify and capitalize upon future price trends.

      MAAP's systematic component consists of a valuation methodology and a trend-following methodology. Generally, the systematic component enters into a long (buy) position in a particular contract if: (i) the asset class is undervalued based on the program's application of probability theory; and (ii) a statistically significant price reversal is evidenced while such asset class is within the program's definition of undervaluation. On the other hand, the valuation component only indicates a short sale when a market is no longer defined as being statistically undervalued.

      Once a long position is entered, MAAP applies a trend-following methodology which defines a minimum expectation level which the asset must meet to be classified as being in an uptrend. Once MAAP defines an uptrend in place, following the trend takes precedence over valuation so long as the minimum uptrend requirements set by MAAP are satisfied. This methodology is based on the theory that a major uptrend will cause the price of the commodity or financial instrument to rise to levels which may be considered overvalued. Consequently, a major percentage of an upward move may occur while traditional fundamental and technical approaches would define the commodity or financial instrument to be overvalued. Only when price changes fail to remain within the minimum definition of an uptrend will the program signal a reversal to a short
(sell) position.

      MAAP uses at least three sets of values for the parameters applied to each market for determining whether to be long or short in that market. Though the multiple model sets are generally expected to yield similar trading signals, slight differences in their indications of when to be long or short are designed to improve risk management for the overall portfolio by diversifying allocation timing and funding levels. In addition, one model is designed to signal a neutral position in any market, when appropriate. AIS continually researches the benefits of trading using MAAP models other than the three model sets currently in use. As a result, AIS has introduced additional MAAP models in some of the markets and may do so again in other markets in the future. Additionally, AIS may deem it appropriate to reduce the number of MAAP models in use in some or all of the markets traded by the Partnership.

      Applying MAAP using multiple models for each market traded, the portfolio has the ability to be neutral, partial (e.g., 1/10, 1/4, 1/3, 1/2 to 2/3, etc.) or fully invested, long or short, in each of the markets traded. AIS believes that the separate MAAP models improve trading results during choppy or non-trending markets in which trend-following approaches generally tend to perform poorly.

      AIS exercises discretion with respect to the timing of placing new positions when funds are added to the Partnership's account. When the number of positions are recommended by the position weighting rules to be increased or decreased as the account's value changes or as the value of the contracts purchased at the onset of a new position change, AIS may decide to wait for corrections or advances to rebalance the number of contracts held in a particular asset's position. During this time, leverage may substantially exceed or fall short of what it would be if a new position were initiated. AIS may, if it deems the markets to be subject to conditions of unusual risk, or possible government intervention, or temporary illiquidity, temporarily reduce overall portfolio leverage or leverage in a particular market. In addition, AIS applies discretion in the timing of its response to system signals to buy or sell either by anticipating a signal change or delaying a response to a signal if it believes market conditions justify such a response. AIS may also take positions counter to those suggested by its systematic models when its fundamental research presents a compelling argument for an opposite position. Such a situation could develop as a result of government intervention or other factors, or might occur, for instance, if fundamental research suggests extreme overvaluation and the systematic components generate buy signals, or if fundamental research suggests extreme undervaluation and the systematic components generate sell signals. Such discretionary decisions may cause the portfolio leverage and individual positions to be greater or less than what would be called for by a totally systematic approach. AIS may also buy or sell options on futures at its discretion as a means to reduce portfolio risk or to enter or exit positions at certain prices and times. Such discretionary decision-making could impact performance either negatively or positively compared to a purely systematic process. As a means of disguising its order flow, AIS may occasionally engage in extra trading in the opposite direction of its intended orders.

      AIS continues an active research program seeking ways to improve investment returns and to reduce portfolio risk. Such research may lead to the introduction of additional trading models in individual markets and to more extensive use of options on futures contracts. AIS' research in the use of options on futures is primarily, but not solely, intended to seek ways to further reduce portfolio volatility.

      As insurance against extraordinary events, MAAP employs stop-loss orders based on predetermined percentages. (Such stop-loss orders, however, may not effectively prevent major losses, and, depending on the markets at the time, may not be able to be executed at such stop-loss levels.)

Regulation

      Under the Commodity Exchange Act, as amended (the "CEA"), commodity exchanges and futures trading are subject to regulation by the CFTC. NFA, a "registered futures association" under the CEA, is the only non-exchange self-regulatory organization for futures industry professionals. The CFTC has delegated to NFA responsibility for the registration of "commodity trading advisors," "commodity pool operators," "futures commission merchants," "introducing brokers" and their respective associated persons and "floor brokers" and "floor traders." The CEA requires commodity pool operators and commodity trading advisors, such as the General Partner, and commodity brokers or futures commission merchants, such as CFI to be registered and to comply with various reporting and record keeping requirements. The CFTC may suspend a commodity pool operator's or trading advisor's registration if it finds that its trading practices tend to disrupt orderly market conditions or in certain other situations. In the event that the registration of the General Partner as a commodity pool operator or a commodity trading advisor were terminated or suspended, the General Partner would be unable to continue to manage the business of the Partnership. Should the General Partner's registration be suspended, termination of the Partnership might result.

      In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long or net short position which any person may hold or control in particular commodities. Most exchanges also limit the changes in futures contract prices that may occur during a single trading day.

      Items 101(c)(i) through (xii) of Regulation S-K are not applicable.

      The Partnership has no employees.

(d)   Partnership Assets and Cash Management Income

      (i)   Partnership Assets and Custody of Assets

      The Partnership's assets are not used to "purchase" any futures positions, but rather as good faith deposits to secure the Partnership's obligations under the positions which it holds. The Partnership's margin commitments generally range between 10% and 35% of net assets.

      Due to the high degree of leverage available in the futures markets (the margin deposits required to initiate individual futures positions typically range from as little as 2% up to no more than approximately 25% of contract value, and maintenance margins tend to be significantly lower), the Partnership ordinarily holds futures positions with a gross value ranging between two times and four times its net asset value, but may hold positions with a gross value outside this range from time to time.

      The Partnership does not and will not: (1) invest in any equity security, (2) make loans to any person or entity (other than by the purchase of U.S. Treasury instruments) or (3) commingle its property with the property of any other person or entity.

      (ii)  Interest Income

      Partnership assets necessary to margin the Partnership's futures positions are deposited in the Partnership's customer segregated trading account with the Commodity Broker in cash or in United States Treasury bills in accordance with CFTC regulations. The remainder of the Partnership's assets are held at banks and broker-dealers, which includes a checking account containing nominal funds to pay expenses. All interest income earned on the Partnership's assets, in accounts with both the Commodity Broker and banks and broker-dealers, accrues to the benefit of the Partnership.

      AIS may trade foreign futures contracts on behalf of the Partnership. In connection with such trading, certain Partnership funds may be kept on deposit in accounts inside or outside the United States with entities eligible to act as depositories under the CFTC regulations governing foreign futures trading. The Commodity Broker obtains from each such depository an acknowledgment that such funds are held on behalf of foreign futures customers and are being held in accordance with applicable CFTC regulations. The interest, if any, earned by the Partnership on such funds varies depending upon the specific foreign futures contracts traded on behalf of the Partnership.

(e)   Charges

------------------------ --------------------- ---------------------------------------------------------------------
Recipient                Nature of Payment                              Amount of Payment
------------------------ --------------------- ---------------------------------------------------------------------
Various service          Administrative        The Partnership pays its routine legal,  accounting and


                                                        6

------------------------ --------------------- ---------------------------------------------------------------------
Recipient                Nature of Payment                              Amount of Payment
------------------------ --------------------- ---------------------------------------------------------------------
providers                expenses              filing fees, operating expenses and other administrative costs as incurred. These costs are currently estimated at approximately
                                               $100,000 per year, although they may exceed this level. The
                                               Partnership will pay any taxes or extraordinary expenses
                                               applicable to it, but these are not expected to be material.

------------------------ --------------------- ---------------------------------------------------------------------
General Partner          Management Fee        Series A Units pay the  General  Partner a  monthly  Management  Fee equal to 1/12 of 2% of month-end Net Assets (a 2% annual rate).

------------------------ --------------------- ---------------------------------------------------------------------
General Partner          Profit Share          The General Partner  receives an annual Profit Share equal to 20% of any New Trading  Profit  realized  on Series A Units  payable at the end of each  calendar  year.  New Trading  Profit is calculated on a
                                               "high  water  mark" basis with  respect to each  Limited  Partner so that a Limited  Partner is charged a Profit Share only on the amount of trading  profits  allocated to such  Limited  Partner that exceed the previous high point in trading profit  allocated to such limited partner  since a Profit  Share  was last  charged.  Because  Limited
                                               Partners  purchase  Units at  different  times,  they may  recognize different amounts of New Trading Profit.

------------------------ --------------------- ---------------------------------------------------------------------
The Commodity Broker     Brokerage             The Partnership pays to the Commodity  Broker brokerage  commissions
and other executing      Commissions           and certain other trading  expenses  incurred in connection with the
brokers                                        Partnership's   futures   trading.   The  Partnership  pays  to  the
                                               Commodity  Broker up to $10 per "round turn" trade,  which  includes all exchange,  clearing,  give up and National  Futures  Association
                                               ("NFA")  fees.  If the  Partnership  uses an executing  broker other than the Commodity  Broker it pays up to $1.50 for trade  execution.
                                               The  Partnership is charged half of these  round-turn  rates on each purchase  and sale of futures  options.  When an option is exercised and a futures  position is  acquired,  the full  round-turn  rate is charged  on  that  position.  There  is no  charge  when  an  option expires.  The General  Partner  estimates that the annual  brokerage commission  expenses will, in the aggregate,  be approximately 0.45%
                                               of  the  Partnership's   average  month-end  Net  Assets,  but  such
                                               expenses may exceed this estimate  under certain  circumstances.  If the Partnership  engages in forward trading,  the Partnership  would typically  be  charged a bid/ask  spread  which is  embedded  in the price  quoted  by the  forward  contract

------------------------ --------------------- ---------------------------------------------------------------------


                                                        7

------------------------ --------------------- ---------------------------------------------------------------------
Recipient                Nature of Payment                              Amount of Payment
------------------------ --------------------- ---------------------------------------------------------------------
                                               counterparty and is thus unqualifiable.

------------------------ --------------------- ---------------------------------------------------------------------
Selling Agents           Selling Agent         Series A Units purchased by Limited  Partners that were solicited by
                         Administrative and    selling agents (collectively,  the "Selling Agents") will pay to the
                         Service Fee           respective Selling Agent a Selling Agent  Administrative and Service

                                               Fee (the  "Service  Fee") equal to 1/12 of 2.5% (a 2.5% annual rate)
                                               of the  month-end Net Asset Value of the Series A Units sold by them which remain  outstanding  as of each  month-end.  The Selling Agent may  pass on a  portion  of  such  Service  Fees  to its  investment executives.  The  General  Partner  may  also pay a  portion  of its
                                               Management   Fee  to  the  Selling   Agents  as   additional   sales
                                               compensation in respect of the Units sold by the Selling Agents.

------------------------ --------------------- ---------------------------------------------------------------------
Various Selling Agents   Upfront selling       A selling  commission of up to 2% of the subscription  amount may be
                         commissions           deducted from the  subscription  proceeds and paid to the applicable
                                               Selling Agent, if any.

------------------------ --------------------- ---------------------------------------------------------------------

Series B Units, which are available only to the General Partner and its employees, pay no Management Fee, Selling Agent Administrative and Service Fee or Profit Share, although they pay brokerage commissions and all other Partnership expenses and are otherwise identical to Series A Units.

(f)   Conflicts of Interest

The General Partner

The responsibilities of the General Partner include engaging a trading advisor to make trading decisions for the Partnership. The General Partner does not engage an outside trading advisor, but rather it is the sole trading advisor. The General Partner will not hire an outside trading advisor even if its own performance is unsatisfactory. The General Partner and its principals have a conflict of interest between their responsibility to manage the Partnership for the benefit of the Limited Partners and their interest in obtaining favorable advisory fees for the trading advisor. The Partnership's Management Fee and the General Partner's Profit Share have not been negotiated at arm's length.

The General Partner and its principals have a conflict of interest in determining whether to make distributions to Limited Partners because the Management Fee payable by the Partnership will be higher if the amount of assets under management is greater. As is typical in most commodity pools, the General Partner does not intend to make any distributions to Limited Partners.

AIS, its principals and its employees may invest in accounts managed by AIS (including the Partnership), and may trade commodity interest contracts for their own proprietary accounts. For such accounts, AIS may use trading approaches which are different from MAAP. Hence, it is possible that AIS, its principals and its employees may, from time to time, be competing with the Partnership's account for similar commodity interest contract positions in one or several markets or may take positions in their proprietary accounts which are opposite, or ahead of, the positions taken in the Partnership's account. The records of such trading will not be made available to Limited Partners.

      All of the positions held by all accounts directed by AIS are added together for purposes of determining compliance with speculative position limits. If open positions must be reduced as a result of the application of speculative position limits, AIS is required to take such action, consistent with its obligation to not deliberately favor any account advised by it over the Partnership's account, as may be necessary to comply with such limits.

      AIS manages and trades additional accounts, including commodity pools. AIS will not, however, knowingly or deliberately employ a trading method or recommendation on behalf of any account which it manages or trades which it knows to be inferior to any trading method or recommendation which is employed for other accounts or knowingly or deliberately favor one account over any other such account. Moreover, the General Partner has a fiduciary duty to the Limited Partners to exercise good faith and fairness in all dealings affecting the Partnership and, if the underlying assets of the Partnership are considered for purposes of ERISA to be assets of employee benefit plans, to comply with the fiduciary provisions of ERISA with respect to the assets of the Partnership. Because of price volatility, occasional variations in liquidity, and differences in order execution, it is impossible for AIS to obtain identical trade execution for all of its clients, including the Partnership. Such variations and differences may produce differences in performance among client accounts over time. In an effort to treat its clients fairly, when block orders for client accounts are filled at different prices, AIS assigns trades on a systematic basis. Although AIS trades all its MAAP accounts in parallel (except as prohibited by law in respect of trading in certain foreign markets), for reasons of confidentiality records of other customers' trading are not available for inspection by Limited Partners.

The Selling Agents

      Selling Agents engaged by the Partnership will receive ongoing compensation based on Units sold by them which remain outstanding. Consequently, when advising clients whether to redeem their Units, the Selling Agents have a conflict of interest between maximizing the compensation they receive from the Partnership and giving their clients financial advice the Selling Agents believe to be in such clients' best interests. Additionally, one or more Selling Agents may provide other services to the Partnership, which may include brokerage and execution services.

(g)   Allocation of Profit and Loss

      Partnership Accounting. Each Limited Partner and the General Partner (hereinafter individually referred to as a "Partner," and collectively as "Partners") has a capital account, the initial balance of which consists of such Partner's cash contribution to the Partnership. The Net Asset Value of the Partnership is determined monthly and any increase or decrease in such Net Asset Value from the preceding month is added to or subtracted from the Partners' respective capital accounts on a monthly basis.

      Federal Tax Allocations. At the end of each fiscal year, the Partnership's income and expense and capital gain or loss is allocated among the Partners, on a Series by Series basis, and each Partner is required to include in his personal income tax return his share of such items, irrespective of the fact that no distributions of cash or other property have been made by the Partnership. Allocations of capital gain or loss will be pro rata from short-term capital gain or loss and long-term capital gain or loss.

      The General Partner receives a priority allocation of income and capital gain in respect of its Profit Share. Any remaining ordinary income and expenses will be allocated to each Partner in the ratio of each Partner's capital account to the aggregate capital accounts of all Partners.

      For the purpose of allocating capital gain or capital loss, a "tax allocation account" is established with respect to each Unit, the initial balance of which will be the amount paid for the Unit. At the end of each fiscal year, an outstanding Unit's tax allocation account is increased by the amount of income allocated to the Partner holding the Unit and decreased by the amount of loss and expense allocated, and any distributions made, to the Partner holding the Unit.

      Capital gain remaining after the Profit Share allocation will be allocated to each Partner who has redeemed a Unit during the fiscal year up to any excess of the amount received upon redemption of the Unit over the tax allocation account maintained for the redeemed Unit. If the capital gain to be so allocated is less than the excess of all amounts received for redeemed Units over all corresponding tax allocation accounts, the entire amount of such capital gain will be allocated among the Partners who redeemed Units at a value in excess of such Units' respective tax allocation accounts in the ratio that each such Partner's excess bears to the aggregate excess of all such Partners.

      Capital gain remaining after the allocation described in the previous paragraph is allocated among all Partners whose capital accounts are in excess of their tax allocation accounts (after increasing such accounts in the amount of the allocations described in the previous paragraph) in the ratio that each such Partner's excess bears to all Partners' excesses. If the gain to be so allocated is greater than the excess of all such Partners' capital accounts over all such tax allocation accounts, the amount of such additional gain will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

      Capital loss is allocated first to each Partner who has redeemed a Unit during the fiscal year up to any excess of the tax allocation account maintained for the redeemed Unit over the amount received upon redemption of the Unit. If the aggregate capital loss to be so allocated is less than the excess of all tax allocation accounts for redeemed Units over the amount received upon redemption of such Units, the entire amount of such loss will be allocated among the Partners who redeemed Units at a value less than such Units' respective tax allocation accounts in proportion to the respective amounts by which the redemption value for each Unit was less than the applicable tax allocation account.

      Capital loss remaining after the allocation described in the previous paragraph is allocated among the Partners whose tax allocation accounts (after decreasing such accounts by the amount of the allocations described in the previous paragraph) are in excess of their capital accounts in the ratio that each such Partner's excess bears to all such Partners' excesses. If the loss to be so allocated is greater than the excess of all such Partners' tax allocation accounts over all such capital accounts, the amount of such additional loss will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

      Any "mark-to-market" gain or loss required to be taken into account in accordance with Section 1256 of the Code will be considered a realized capital gain or loss for purposes of the foregoing allocations.

(h)   Reporting

      Limited Partners receive monthly account statements, annual audited financial statements and tax information.

Item 1A: Risk Factors

The Partnership is a Speculative Investment. Investors May Lose All or Substantially All of Their Investment.

      Investors in the Partnership must be prepared to lose all or substantially all of their investment. The Partnership has no "principal protection" feature assuring the return of investors' initial investments as of a specified future date.

      Past performance of the Partnership is not necessarily indicative of how the Partnership will perform in the future. The Partnership is a speculative investment and involves a substantial risk of loss. Favorable market conditions from 2003 through the first half of 2006 provided the Partnership with the opportunity to achieve returns well in excess of the Partnership's average return since inception. There can be no assurance, and investors should not expect, that similar performance will be achieved in the future.

Investors Have a Limited Ability to Liquidate Their Investment in Units.

      Units cannot be assigned, transferred, pledged or encumbered except on the terms and conditions set forth in the Limited Partnership Agreement and with the consent of the General Partner. Investors may require the Partnership to redeem all or any part of their Units as of the close of business on the last day of any month at the then current Net Asset Value of the Units. However, the right to obtain payment on redemption is contingent upon the receipt by the General Partner of ten days' prior written notice, and the redemption value of Units may differ significantly from their value when redemption is requested.

Trading in Commodity Interest Contracts Is Speculative and Volatile. The Partnership may Incur Substantial Losses.

      Commodity interest contract prices are highly volatile. Price movements of commodity interest contracts are influenced by, among other things: changing supply and demand relationships; climate; government agricultural, trade, fiscal, monetary and exchange control programs and policies; national and international political and economic events; crop diseases; the purchasing and marketing programs of different nations; and changes in interest rates. In addition, governments from time to time intervene, directly and by regulation, in certain markets, particularly those in currencies and metals. Such intervention is often intended to influence prices directly. None of these factors can be controlled by AIS and no assurances can be given that its advice will result in profitable trades for the Partnership or that the Partnership will not incur substantial losses. The Partnership has in the past incurred substantial losses over certain periods, and there can be no assurance that such losses will not occur again.

Futures Trading Is Highly Leveraged. Small Adverse Price Moves May Result in Substantial Losses.

The low margin deposits normally required in futures trading permit an extremely high degree of leverage; margin requirements for futures trading being in some cases as little as 2% of the face value of the contracts traded. For example, if at the time of purchase 10% of the price of the futures contract is deposited as margin, a 10% decrease in the price of the futures contract would, if the contract was then closed out, result in a total loss of the margin deposit before any deduction for the trading commission. A decrease of more than 10% would result in a loss of more than the total margin deposit. Accordingly, a relatively small adverse price movement in a futures contract may result in immediate and substantial loss to the investor. Like other leveraged investments, any futures trade may result in losses in excess of the amount invested. While AIS generally limits the Partnership's leverage to between two and four times the Partnership's total capital, thereby decreasing the impact of small adverse price moves compared to what would be experienced by a more highly leveraged portfolio, there can be no assurance that the Partnership will not suffer rapid substantial losses.

Illiquidity in the Futures Markets May Result in Losses to the Partnership.

United States commodity exchanges impose "daily limits" on the amount by which the price of most futures contracts traded on such exchanges may vary during a single day. Daily limits prevent trades from being executed during a given trading day at a price above or below the daily limit. Once the price of a futures contract has moved to the limit price, it may be difficult, costly or impossible to liquidate a position. Such limits could prevent AIS from promptly liquidating unfavorable positions and restrict its ability to exercise or offset commodity options held in the Partnership's account. In addition, even if futures prices have not moved the daily limit, AIS may be unable to execute trades at favorable prices if the liquidity of the market is not adequate. It is also possible for an exchange or the CFTC to suspend trading in a particular contract, order immediate settlement of a particular contract or order that trading in a particular contract be conducted for liquidation only.

It is Unlikely that the Partnership Will Trade Profitably if There are no Price Trends of the Kind MAAP Seeks to Identify.

AIS applies a trend-following trading technique, which seeks to identify significant price trends soon after they begin and participate in such trends until soon after they have reversed. The profitability of any trend following strategy depends upon the occurrence of major price moves in some markets. Historically, the six asset classes employed in MAAP have had, on average, approximately two moves per year up or down of 10% or greater. However, there is no guarantee that there will actually be such trends in the future. The best trend following strategy, whatever elements it may contain, is unlikely to be profitable if there are no trends of the kind it seeks to identify. Furthermore, a strategy which is successful in the case of upward price trends may not be successful in downward trends and vice versa. Any factor which may lessen the prospects of major trends in the future (such as increased government control of, or participation in, the markets) may reduce the prospects that any trend following strategy will be profitable.

The Discretionary Aspects of the AIS' Trading Strategy May Result in Unprofitable Trades Being Made for the Partnership.

Although AIS applies a highly systematic strategy based upon MAAP, AIS' strategy retains certain discretionary aspects. Decisions, for example, to adjust the size of positions indicated by the systematic strategies, which futures contracts to trade, delaying a response to a signal generated from MAAP if AIS believes unusual market conditions justify such a response and method of order entry, require judgmental input from AIS. Discretionary decision-making may result in AIS' making unprofitable trades in situations when a more wholly systematic approach based solely on MAAP's trading signals would not have done so.

The Partnership is Dependent on Messrs. Hummel and Stern. The Loss of Either of Their Services Would Affect the Partnership Adversely.

      The Partnership will be dependent on the services of Messrs. Hummel and Stern. The Partnership would be adversely affected if the services of either of them were not available for any significant period of time. Although either could serve as an effective liquidating agent for the Partnership, the availability of both Messrs. Hummel and Stern is more conducive to the success of the Partnership's ongoing operations.

Speculative Position Limits May Require AIS to Liquidate Partnership Positions at a Cost to the Partnership.

      The CFTC and the United States commodities exchanges have established limits referred to as "speculative position limits" on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on United States commodities exchanges. All accounts (proprietary or client) owned or managed by AIS are combined for position limit purposes. AIS could be required to liquidate positions held for the Partnership in order to comply with such limits. Any such liquidation could result in substantial costs to the Partnership.

Trading in Options on Futures Contracts is Speculative and May Result in
Losses.

      AIS infrequently engages in trading options on futures contracts, generally to hedge futures positions or to enter or increase an existing position to full leverage. Although successful trading in options on futures contracts requires many of the same skills required for successful futures trading, the risks involved are somewhat different. When purchasing or selling an option, the risks associated with the transaction vary depending on the type of option (i.e., put or call). When purchasing an option, it is necessary to calculate the extent to which the value of the underlying must increase (in the case of a call) or decrease (in the case of a put) in order for the Partnership's position to become profitable, taking into account the premium and all transaction costs. If the purchased options expire worthless, the Partnership will suffer a total loss of the amount invested in the option that will consist of the option premium plus transaction costs.

      Selling an option generally entails considerably greater risk than purchasing an option. Although the premium received by the seller is fixed, the seller may sustain a loss well in excess of that amount. The seller will be liable for additional margin to maintain the position if the market moves unfavorably. The seller will also be exposed to the risk of the purchaser exercising the option, and, upon such exercise, the seller will be obligated to either settle the option in cash or to acquire or deliver the underlying interest, depending on the terms of the option. If the option is "covered" by the seller holding a corresponding position in the underlying interest or a future or another option, the risk may be reduced. If the option is not covered, the risk of loss can be unlimited.

The Profit Share May Cause AIS to Trade the Partnership's Account
Aggressively.

      The General Partner's Profit Share gives it an incentive to trade more aggressively than it otherwise would on behalf of the Partnership.

The Failure of the Partnership's Brokerage Firms Could Result in Losses.

      As is required of futures commission merchants ("FCMs"), the Partnership's Commodity Broker segregates all funds of the Partnership in compliance with CFTC regulations. If the assets of the Partnership were not so segregated, the Partnership would be subject to the risk of the failure of the Commodity Broker. Even given proper segregation, in the event of the insolvency of the Commodity Broker, the Partnership may be subject to a risk of loss of its funds and would be able to recover only a pro rata share (together with all other commodity customers of the Commodity Broker) of assets, such as United States Treasury bills, specifically traceable to the Partnership's account. In commodity broker insolvencies, customers have, in fact, been unable to recover from the broker's estate the full amount of their "customer" funds. In addition, under certain circumstances, such as the inability of another client of an FCM or the FCM itself to satisfy substantial deficiencies in such other client's account, a client may be subject to a risk of loss of the funds on deposit with the FCM, even if such funds are properly segregated. In the case of any such bankruptcy or client loss, a client might recover, even in respect of property specifically traceable to the client, only a pro rata share (which may amount to a complete loss of funds on deposit with the FCM or a de minimis recovery) of all property available for distribution to all of the FCM's clients.

Item 2:  FINANCIAL INFORMATION

(a)   Selected Financial Data

      The following selected financial data for fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 has been derived from audited financial statements of the Partnership.

                                        For the Year     For the Year     For the Year     For the Year     For the Year
                                       Ended December   Ended December   Ended December   Ended December   Ended December
                                          31, 2006         31, 2005         31, 2004         31, 2003         31, 2002
Income Statement Items
----------------------

Interest Income                          $2,140,749        $ 477,981         $ 77,745         $ 22,180         $ 24,007
Total trading gains (losses)             (2,314,184)       3,439,767          936,222          838,743          (55,515)
                                        -----------        ---------          -------          -------         --------

Expenses:
Selling Agent Administrative and
   Service Fees                           1,292,554          490,891          139,825           52,473           34,533
Management Fees                             687,913          279,667          102,578           40,002           24,203
General Partner Profit Share
   Allocation                               141,714          692,016          175,476          117,836                0
Operating Expenses                           69,180           38,677           24,306           18,699           31,960
                                             ------           ------           ------           ------           ------

Net Income (loss)                      $(2,364,796)       $2,416,497         $571,782        $ 631,913       $(122,204)
                                       ============       ==========         ========        =========       ==========

Balance Sheet Items
-------------------


Total Assets                            $52,787,723      $31,027,436      $ 8,517,025      $ 2,838,374      $ 1,778,125
                                        ===========      ===========      ===========      ===========      ===========
Total Partners' Capital                 $51,744,274      $27,884,331      $ 7,887,630      $ 2,669,569      $ 1,754,886
                                        ===========      ===========      ===========      ===========      ===========

                         Series A Compound Monthly Rate of Return
                         ----------------------------------------

----------------------------- ------------- ------------- ------------- ------------- --------------
           Month                  2006          2005          2004          2003          2002
----------------------------- ------------- ------------- ------------- ------------- --------------
          January                6.58%        (0.66)%        4.04%         6.26%         (3.69)%
----------------------------- ------------- ------------- ------------- ------------- --------------
          February               (9.77)        16.90         10.92         10.55         (1.58)
----------------------------- ------------- ------------- ------------- ------------- --------------
           March                  9.53          4.59         11.81        (15.24)         4.02
----------------------------- ------------- ------------- ------------- ------------- --------------
           April                 15.01         (6.35)        (8.26)        (6.61)         0.28
----------------------------- ------------- ------------- ------------- ------------- --------------
            May                  (2.75)         0.71         (2.97)         6.19         (6.23)
----------------------------- ------------- ------------- ------------- ------------- --------------
            June                 (6.77)         3.00         (2.92)        (2.25)         2.69
----------------------------- ------------- ------------- ------------- ------------- --------------
            July                  3.32          5.56          3.68          5.12          4.89


                                                  13

----------------------------- ------------- ------------- ------------- ------------- --------------
           August                (9.97)         4.45          4.16          6.56          5.45
----------------------------- ------------- ------------- ------------- ------------- --------------
         September              (12.55)         1.98          2.63          4.65          4.28
----------------------------- ------------- ------------- ------------- ------------- --------------
          October                 9.33        (12.37)         7.60          5.76         (14.79)
----------------------------- ------------- ------------- ------------- ------------- --------------
          November               13.24         (4.20)         2.08          1.94         (4.92)
----------------------------- ------------- ------------- ------------- ------------- --------------
          December               (9.84)        12.34        (10.37)         9.46          4.16
----------------------------- ------------- ------------- ------------- ------------- --------------
  Compound Annual Rate of       (0.28)%        25.11%        21.64%        33.52%        (7.33)%
           Return
----------------------------- ------------- ------------- ------------- ------------- --------------


      Monthly rates of return are calculated on an accrual basis in accordance with generally accepted accounting principles and the rules of the CFTC.

(b) Management's Discussion and Analysis of Financial Condition and Results of Operations

      Reference is made to the "Selected Financial Data" presented above, as well as to "Item 13: Financial Statements and Supplementary Data." The information contained therein is essential to, and should be read in conjunction with, the following analysis.

      (i)   Capital Resources

      Units may be offered for sale as of the beginning, and may be redeemed as of the end, of each month.

      The amount of capital raised for the Partnership should not have a significant impact on its operations, as the Partnership has no significant capital expenditure or working capital requirements other than for monies to pay trading losses, brokerage commissions and expenses. Within broad ranges of capitalization, the General Partner's trading positions should increase or decrease in approximate proportion to the size of the Partnership.

      The Partnership raises additional capital only through the sale of Units and capital is increased through trading profits (if any) and interest income. The Partnership does not engage in borrowing.

      The Partnership trades futures contracts and options on futures contracts on domestic markets. Risk arises from changes in the value of these instruments (market risk) and the potential inability of counterparties or brokers to perform under the terms of their contracts (credit risk). Market risk is generally to be measured by the face amount of the futures positions acquired and the volatility of the markets traded. The credit risk from counterparty non-performance associated with these instruments is the net unrealized gain, if any, on these positions plus the value of the margin or collateral held by the counterparty. The counterparty for futures and options on futures contracts traded in the United States is the clearinghouse associated with the relevant exchange. Clearinghouse arrangements are generally perceived to reduce credit risk because, in general, clearinghouses are backed by the corporate members of the clearinghouses, which are required to share any financial burden resulting from the non-performance of any one of the members of the clearinghouse.

      The General Partner attempts to control market risk through (1) real time monitoring of open positions; (2) diversifying positions among various markets; (3) moderating position size in each market traded on the basis of the trading signals indicated by MAAP (that is, taking a full, partial or no position); and (4) limiting the leverage in the Partnership's portfolio to not more than approximately four times the net asset value of the Partnership. The Partnership controls credit risk by dealing exclusively with large, well capitalized financial institutions and futures brokers.

      The financial instruments traded by the Partnership contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures underlying the financial instruments or the Partnership's satisfaction of the obligations may exceed the amount recognized in the statement of financial condition of the Partnership.

      Due to the nature of the Partnership's business, substantially all its assets are represented by cash and United States government obligations, while the Partnership maintains its market exposure through open futures contract positions.

      The Partnership's futures contracts are settled by offset and are cleared by the exchange clearinghouse function. Open futures positions are marked to market each trading day and the Partnership's trading accounts are debited or credited accordingly. Options on futures contracts are settled either by offset or by exercise. If an option on a future is exercised, the Partnership is assigned a position in the underlying future which is then settled by offset.

      The value of the Partnership's cash and financial instruments is not materially affected by inflation. Changes in interest rates, which are often associated with inflation, could cause the value of certain of the Partnership's debt securities to decline, but only to a limited extent. More important, changes in interest rates could cause periods of strong up or down market price trends, during which the Partnership's profit potential generally increases. However, inflation can also give rise to markets which have numerous short price trends followed by rapid reversals, markets in which the Partnership is likely to suffer losses.

      (ii)  Liquidity

      The Partnership's assets are generally held as cash or cash equivalents which are used to margin the Partnership's futures positions and are withdrawn, as necessary, to pay redemptions and expenses. Other than potential market-imposed limitations on liquidity, due, for example, to limited open interest in certain futures markets or to daily price fluctuation limits, which are inherent in the Partnership's futures trading, the Partnership's assets are highly liquid and are expected to remain so. During its operations through December 31, 2006, the Partnership experienced no meaningful periods of illiquidity in any of the markets traded by the General Partner on behalf of the Partnership.

      (iii) Critical Accounting Policies

      The Partnership records its transactions in futures contracts, including related income and expenses, on a trade date basis. Open futures contracts traded on an exchange are valued at fair value, which is based on the closing settlement price on the exchange where the futures contract is traded by the Partnership on the day with respect to which Net Assets are being determined.

      The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis. Income or loss, prior to the General Partner Profit Share allocation, is allocated pro rata to the capital accounts of all partners.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, such as accrual of expenses, that affect the amounts and disclosures reported in the financial statements. Based on the nature of the business and operations of the Partnership, the General Partner believes that the estimates utilized in preparing the Partnership's financial statements are appropriate and reasonable; however, actual results could differ from these estimates.

      The estimates used do not provide a range of possible results that would require the exercise of subjective judgment. The General Partner further believes that, based on the nature of the business and operations of the Partnership, no other reasonable assumptions relating to the application of the Partnership's critical accounting estimates other than those currently used would likely result in materially different amounts from those reported.

      (iv)  Off-Balance Sheet Arrangements

      The Partnership does not engage in off-balance sheet arrangements with other entities.

      (v)   Contractual Obligations

      The Partnership does not enter into any contractual obligations or commercial commitments to make future payments of a type that would be typical for an operating company or that would affect its liquidity or capital resources. The Partnership's sole business is trading futures contracts, both long (contracts to buy) and short (contracts to sell). All such contracts are settled by offset, not delivery. The maturities of the Partnership's futures contracts vary widely; however, the Partnership generally offsets contracts or rolls the contracts over into new contracts with similar maturities every few months. Currency, stock index and bond positions generally turn over every three months, energy positions every month, and metal and grain positions approximately five to six times per year.

      The Partnership's financial statements, included herewith, present a condensed schedule of investments setting forth the fair value and percentage of Partnership net asset value of the Partnership's open futures contracts, both long and short, at December 31, 2006 and December 31, 2005.

      (vi)  Results of Operations

Performance Summary

      The profitability of trend-following trading techniques such as MAAP depends upon the occurrence of major price moves in at least some of the futures contracts traded. The General Partner's trading methods are confidential, so that the only information that can be furnished regarding the Partnership's results of operations is its performance record. The Partnership engages in speculative trading and the Partnership may enter into long, short or neutral positions in the markets in which it trades. Because the Partnership's trading strategies depend heavily on global price trends (both positive and negative), and these price trends may be affected by global economic conditions and may at times be seasonal, the Partnership will be affected by such conditions and trends. The past performance of the Partnership is not necessarily indicative of future results. The General Partner believes, however, that there are certain market conditions -- for example, markets with strong price trends -- in which the Partnership has a better opportunity of being profitable than in others.

                                     2006

      During 2006, the Partnership achieved a net realized and unrealized loss of $2,314,184 from its trading operations, which is net of brokerage commissions of $125,731. The Partnership accrued total expenses of $2,049,647, including $1,292,554 in Selling Agent Administrative and Service Fees, $687,913 in Management Fees (paid to the General Partner) and $69,180 in operating expenses. The Partnership earned $2,140,749 in interest income and allocated a Profit Share of $141,714 to the General Partner. An analysis of trading gains and losses (not adjusted for any fees or expenses) by market sector is as follows:

         Sector                                    % Gain (Loss)
         -------------------------------------------------------
         S&P 500                                       0.48%
         Bonds                                         1.44%
         Yen                                          (4.36)%
         Energy                                      (14.41)%
         Metals                                       16.64%
         Grains                                        8.83%
                                                       -----

         Total Portfolio                               3.01%
                                                       =====

      The Partnership generated a moderate gain for the year, led by strong performance of the Partnership's investments in metals and agricultural commodities. Trading in S&P 500 futures and U.S. treasures added small amounts to the Partnership's performance, but the Partnership suffered moderate losses on its Yen trading and significant losses in energy trading.

      Continued strong global economic conditions led to strong performance of industrial and precious metal prices. Concerns over possible shortages also supported prices of industrial metals. Concerns over inflation, weakening of the U.S. Dollar, and diversification away from U.S. Dollars also boosted precious metal prices.

      During the first half of 2006, short positions in short-term and long-term interest rate futures were widely profitable as interest rates rose on the back of strong growth, inflation worries, and Fed Funds rate increases. By July, however, there was growing concern that tighter Central Bank monetary policies throughout the world might induce a growth slowdown. As a result, interest rates, particularly long-term interest rates, came down. The downward pressure on long-term interest rates was augmented by OPEC and Bank of China purchases of longer term government bonds for reserve management purposes. On balance, there was still a modest profit for the year from interest rate trading.

      The Partnership's Yen trading was unprofitable in 2006. Significant volatility without sustained trends characterized most currency markets. Elsewhere, trading of grains was profitable while the Partnership's energy trading suffered significant overall losses for the year, despite several strong months.

                                     2005

      During 2005, the Partnership achieved a net realized and unrealized gain of $3,439,767 from its trading operations, which is net of brokerage commissions of $104,850. The Partnership accrued total expenses of $809,235, including $490,891 in Selling Agent Administrative and Service Fees, $279,667 in Management Fees (paid to the General Partner) and $38,677 in operating expenses. The Partnership earned $477,981 in interest income and allocated a Profit Share of $692,016 to the General Partner. An analysis of trading gains and losses (not adjusted for any fees or expenses) by market sector is as follows:

         Sector                                    % Gain (Loss)
         -------------------------------------------------------
         S&P 500                                      (0.23)%
         Bonds                                        (0.49)%
         Yen                                         (12.11)%
         Energy                                       31.36%
         Metals                                       16.21%
         Grains                                        0.78%
                                                       -----

         Total Portfolio                              35.27%
                                                      ======

      The Partnership experienced another year of strong gains in 2005, led by strong performance in the Partnership's investments in energy and metals futures. The Partnership had small losses in its S&P 500 Futures and U.S. treasuries and a small gain in its grain portfolio. The Partnership also suffered losses in its Yen portfolio.

      Strong growth of industrial production, especially in China, underpinned demand for metals, and long positions in copper and silver generated gains. Continuing expansion of money supply worldwide fueled demand for precious metals and long gold and silver positions were also profitable.

      Trading of U.S. stock indices, which were range-bound for much of the year, was not profitable in 2005.

      Energy prices were highly volatile in 2005 and the Partnership was able to capitalize on that volatility.

      Interest rates were also quite volatile during 2005. Early in the year, markets expected continuing declines in non-U.S. interest rates, and further advances in short term U.S. rates. Later on, however, interest rates rose rather broadly as the European Central Bank joined the Federal Reserve in raising official rates, as growth in emerging economies remained strong, as Japan showed evidence of exiting from its protracted slump, and as high prices for energy and other commodities induced inflation fears that periodically roiled markets. The Partnership's portfolio of treasuries was down for the year, with a slight net loss for 2005.

      Turning to currencies, the Partnership's currency trading suffered significant losses. Weakness in the Yen is a trend that has continued from 2004.

      Trading of agricultural commodities generated only minimal gains on the year. Prices of corn, wheat and elements of the soybean complex experienced wide swings in 2005, and modest gains were sustained across the grain sector of the portfolio.

                                     2004

      During 2004, the Partnership achieved a net realized and unrealized gain of $936,222 from its trading operations, which is net of brokerage commissions of $35,296. The Partnership accrued total expenses of $266,708, including $139,825 in Selling Agent Administrative and Service Fees, $102,578 in Management Fees (paid to the General Partner) and $24,305 in operating expenses. The Partnership earned $77,745 in interest income and allocated a Profit Share of $175,476 to the General Partner. An analysis of trading gains and losses (not adjusted for any fees or expenses) by market sector is as follows:

         Sector                                    % Gain (Loss)
         -------------------------------------------------------

         S&P 500                                       3.61%
         Bonds                                        (1.93)%
         Yen                                           2.65%
         Energy                                       25.40%
         Metals                                        7.86%
         Grains                                       (9.09)%
                                                      -------

         Total Portfolio                              30.80%
                                                      ======


      The Partnership experienced strong gains in 2004, led by strong performance in the Partnership's energy portfolio, as well as gains in its S&P 500, Yen and metals trading. The Partnership suffered losses in its U.S. treasuries and its grain trading.

      The year 2004 was distinguished by transitions in the underlying character of market trading dynamics. Although there was volatility throughout the markets, the Partnership was able to capitalize on opportunities and experienced significant gains overall.

      Uncertainties plagued the markets in the spring of 2004, as global political developments led to uncertainty. Although the Partnership experienced net losses from April 2004 through June 2004, a strong January through March and July through November buoyed performance.

      Rising energy prices benefited long energy positions, and equity and metals trading was profitable throughout much of 2004.

(c)   Quantitative and Qualitative Disclosures About Market Risk

      (i)   Introduction

Past Results Are Not Necessarily Indicative of Future Performance

      The Partnership is a speculative commodity pool. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Partnership's main line of business.

      Market movements result in frequent changes in the fair market value of the Partnership's open positions and, consequently, in its earnings and cash flow. The Partnership's market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership's open positions and the liquidity of the markets in which it trades.

      The Partnership can rapidly acquire and/or liquidate both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Partnership's past performance is not necessarily indicative of its future results.

      Value at Risk is a measure of the maximum amount which the Partnership could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Partnership's speculative trading and the recurrence in the markets traded by the Partnership of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Partnership's experience to date (i.e., "risk of ruin"). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Partnership's losses in any market sector will be limited to Value at Risk or by the Partnership's attempts to manage its market risk.

      Materiality, as used in this section "Quantitative and Qualitative Disclosures About Market Risk," is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Partnership's market sensitive instruments.

      (ii)  Quantifying the Partnership's Trading Value at Risk

Quantitative Forward-Looking Statements

The following quantitative disclosures regarding the Partnership's market risk exposures contain "forward-looking statements" within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934). All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor, except for statements of historical fact.

The Partnership's risk exposure in the various market sectors traded by the General Partner is quantified below in terms of Value at Risk. Due to the Partnership's mark-to-market accounting, any loss in the fair value of the Partnership's open positions is directly reflected in the Partnership's earnings (realized or unrealized) and cash flow (as profits and losses on open positions in exchange-traded contracts are settled daily through variation margin).

Exchange maintenance margin requirements have been used by the Partnership as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed 95-99% of the maximum one-day losses in the fair value of any given contract incurred during the time period over which historical price fluctuations are researched for purposes of establishing margin levels. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation.

In quantifying the Partnership's Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been aggregated to determine each trading category's aggregate Value at Risk. The diversification effects resulting from the fact that the Partnership's positions are rarely, if ever, 100% positively correlated have not been reflected.

      (iii) The Partnership's Trading Value at Risk in Different Market
            Sectors

The following tables indicate the Value at Risk associated with the Partnership's open positions by market category at December 31, 2006 and 2005. As of December 31, 2006 and December 31, 2005 the Partnership's total capitalization was approximately $51,714,229 and $28,357,809, respectively.

As of December 31, 2006:

      Market Sector                Value at Risk           % of Capitalization

      Stock Indices                  $392,000                     0.76%
      Interest Rates                  368,500                     0.71%
      Currencies                      708,000                     1.37%
      Energy                         2,104,000                    4.07%
      Metals                         1,497,250                    2.89%
      Grains                         1,435,900                    2.78%
      ------                         ---------                    -----

      Total                         $6,505,650                   12.58%
      =====                         ==========                   ======

As of December 31, 2005:

      Market Sector                Value at Risk           % of Capitalization
      ------------------------------------------------------------------------
      Stock Indices                      -                        0.00%

      Interest Rates                 $168,300                     0.59%
      Currencies                      352,000                     1.24%
      Energy                         1,010,500                    3.56%
      Metals                         1,040,000                    3.67%
      Grains                         1,078,850                    3.80%
      ------                         ---------                    -----

      Total                         $3,649,650                   12.87%
      =====                         ==========                   ======

Material Limitations on Value at Risk as an Assessment of Market Risk

      The face value of the market sector instruments held by the Partnership is typically many times the applicable maintenance margin requirement (maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as several times the capitalization of the Partnership (generally ranging between two and four times capitalization). The magnitude of the Partnership's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions -- unusual, but historically recurring from time to time -- could cause the Partnership to incur severe losses over a short period of time. The foregoing Value at Risk tables -- as well as the past performance of the Partnership -- give no indication of this "risk of ruin."

Non-Trading Risk

      The Partnership has non-trading cash flow risk as a result of holding a substantial portion (generally over 95%) of its assets in U.S. Treasury bill (as well as any market risk they represent) for margin and cash management purposes. Although the General Partner does not anticipate that, even in the case of major interest rate movements, the Partnership would sustain a material mark-to-market loss on its securities positions, if short-term interest rates decline so will the Partnership's cash management income. The Partnership also maintains a portion (approximately 3-5%) of its assets in cash in interest-bearing accounts. These cash balances are also subject (as well as any market risk they represent) to cash flow risk, which is not material.

      (iv)  Qualitative Disclosures Regarding Primary Trading Risk Exposures

      The following qualitative disclosures regarding the Partnership's market risk exposures -- except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the General Partner manages the Partnership's primary market risk exposures -- constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Partnership's primary market risk exposures as well as the strategies used and to be used by the General Partner for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Partnership's risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Partnership. There can be no assurance that the Partnership's current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term.

      The following were the primary trading risk exposures of the Partnership as of December 31, 2006, by market sector.

      Agricultural Commodities. The Partnership is exposed to movements in the price of agricultural commodities, which are often directly affected by severe or unexpected weather conditions. As of December 31, 2006, the Partnership had exposure to soybeans, soybean meal, soybean oil, corn and wheat.

      Currencies. The Partnership's currency positions are exposed to the risk of changes in the exchange rate between the foreign currencies held by the Partnership and the currency in which the Partnership calculates its net assets, the U.S. Dollar. These fluctuations are caused by changes in interest rates, political developments and general economic conditions. As of December 31, 2006, the Partnership's foreign currency trading is limited to a single currency, Japanese Yen.

      Energy. The Partnership is exposed to the risk of price movements in the oil and gas markets, which may result from political developments in the Middle East, and elsewhere, as well as general economic conditions worldwide. Energy prices are volatile and substantial profits and losses have been experienced and are expected to continue in these markets. As of December 31, 2006, the Partnership's energy trading is limited to crude oil, heating oil, unleaded gasoline and natural gas.

      Stock Index Futures. Interest rate movements and general economic conditions affect the value of the Partnership's positions in stock index futures. As of December 31, 2006, the Partnership's stock index futures trading was limited to the S&P 500.

      Metals. The Partnership is exposed to the risk of price movements in the base and precious metal markets. These prices are affected by industrial demand, interest rates and general economic conditions. As of December 31, 2006, the Partnership's metals trading was limited to gold, silver and copper.

Qualitative Disclosures Regarding Non-Trading Risk Exposure

      The following were the only non-trading risk exposures of the Partnership as of December 31, 2006:

      U.S. Treasury Bills. The Partnership's only market exposure in instruments held other than for trading is in the market for U.S. treasuries. The Partnership holds U.S. Treasury Bills as margin for its futures positions. Interest rates directly affect the market prices of these instruments. The General Partner anticipates that interest rates, both long-term and short-term, will remain the primary non-trading market exposure of the Partnership for the foreseeable future.

Qualitative Disclosures Regarding Means of Managing Risk Exposure

      AIS attempts to control the risk in the Partnership's trading by diversifying the Partnership's portfolio across six market sectors - equities, fixed income, currency, metals, agricultural products and energy products - and by not allocating more than 1/6th of the Partnership's full portfolio potential to each such sector; by real time monitoring of open positions; by moderating position size in each market traded on the basis of the trading signals indicated by MAAP (that is, taking a full, partial or no position); and by limiting the leverage in the Partnership's portfolio to not more than approximately four times the net asset value of the Partnership.

      If AIS deems the markets to be subject to conditions of unusual risk, possible government intervention, or temporary illiquidity, AIS may exercise its discretion to temporarily reduce overall portfolio leverage or leverage in a particular market. In addition, AIS applies discretion in the timing of its response to system signals to buy or sell either by anticipating a signal change or delaying a response to a signal if it believes market conditions justify such a response. AIS may also take positions counter to those suggested by its systematic models when its fundamental research presents a compelling argument for an opposite position. However, the exercise of such discretion by AIS could impact the Partnership negatively compared to a purely systematic risk management approach.

      AIS may also cause the Partnership to buy or sell options on futures as a means of reducing portfolio volatility. In addition, AIS employs stop-loss orders based on predetermined percentage ranges, indicated by MAAP, to exit market positions if such predetermined percentages are exceeded.

      AIS controls risk in the Partnership's passive, cash management non-trading instruments (generally United States Treasury bills) by limiting their duration to less than one year.

Item  3: PROPERTIES

      The Partnership does not own or use any physical properties in the conduct of its business. The General Partner performs all administrative services for the Partnership from the General Partner's offices at 187 Danbury Road, P.O. Box 806, Wilton, Connecticut 06897.

Item  4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)   Security ownership of certain beneficial owners

      As of April 1, 2007, the General Partner knows of the following persons who own beneficially more than 5% of the Partnership's Units as follows:

           Name and Address                Value of Units held          Percentage Ownership*
           ----------------                -------------------          --------------------
     City of Meridian Police and               $ 4,009,710                      6.91%
              Fire Fund
            P.O. Box 66734
         St. Louis, MO 36166

   City of Meridian Employees Fund             $ 4,009,710                      6.91%
            P.O. Box 66734
         St. Louis, MO 63166

   Judith L. Sargent TTEE Judith L.            $ 3,503,002                      6.03%
   Sargent Term Trust UAD 06-17-06
       4730 S. Fort Apache #170


                                      24

         Las Vegas, NV 89147

      * "Percentage Ownership" is calculated based on the value of Limited Partners' capital accounts, and not on the number of Units held by Limited Partners. The Value of Limited Partners' Units varies depending on the timing of subscriptions and withdrawals and there is no uniform Unit value.

      All of the Partnership's general partner interest is held by AIS.

(b)   Security Ownership of Management

      The Partnership has no officers or directors. Under the terms of the Limited Partnership Agreement, the Partnership's affairs are managed by the General Partner, which has discretionary authority over the Partnership's trading. As of April 1, 2007, the General Partner's interest in the Partnership was valued at $196,008, which constituted 0.34% of the Partnership's total assets.

      As of April 1, 2007, no director, executive officer or member of the General Partner beneficially owned Units in the Partnership.

(c)   Changes in Control

      There have been no changes in control of the Partnership.

Item 5: DIRECTORS AND EXECUTIVE OFFICERS

(a), (b) Identification of Directors and Executive Officers.

      As a limited partnership, the Partnership itself has no officers, directors or employees. The Partnership's affairs are managed by the General Partner. Trading decisions are made by the General Partner on behalf of the Partnership.

The principals of the General Partner and their business backgrounds are as follows.

      John Hummel, age 62, has been the President, Treasurer, Director, a member and a principal of AIS since its inception. Mr. Hummel has been a research analyst and portfolio manager in the securities field since June 1967 and has traded commodities for his personal account since February 1981 and for customers since 1983. Mr. Hummel has also been, since its inception in 1993, the President and a Director and member of AIS Capital Management LLC ("AIS Capital Management") and its predecessor, AIS Capital Management, Inc., a registered commodity pool operator and investment adviser. From May 1990 until March 31, 1993, Mr. Hummel was affiliated with Cowen & Company, a broker dealer and investment adviser formed in 1918 which is a member of the New York Stock Exchange and all other principal United States exchanges. At Cowen & Company, Mr. Hummel was directly responsible for managing individual and institutional stock and bond portfolios. From June 1987 until joining Cowen & Company, Mr. Hummel was affiliated with Matuschka & Co. L.P. (formerly Matuschka Moser Partners L.P.), a United States affiliate of The Matuschka Group, a privately-owned investment firm headquartered in Germany, where he was directly responsible for managing individual and institutional stock and bond portfolios. Also during such time, Mr. Hummel was affiliated with Matuschka Moser Futures Management Corporation where he acted as a portfolio manager with respect to futures trading. Prior to joining Matuschka &

Co. L.P., Mr. Hummel was a Managing Director of Mitchell Hutchins Asset Management, Inc., at the time a subsidiary of PaineWebber Inc. (which was later acquired by UBS Global Asset Management US Inc.), where he had been responsible for individual and institutional investment portfolios since 1977. Mr. Hummel directed the trading of Mitchell Hutchins Futures Fund, Ltd. from its inception in December 1983 through May 31, 1987. From 1969 to 1976, Mr. Hummel served as President of Asset Management Corporation, an investment advisory firm which he helped organize. From 1967 to 1969, Mr. Hummel worked as a research analyst for Robert W. Baird & Co., a brokerage firm in Milwaukee, Wisconsin. Mr. Hummel received a B.S. degree in investment management from Northwestern University in 1967.

      Bradley C. Stern, age 41, is the Vice President and a member and principal of AIS and of AIS Capital Management. Mr. Stern graduated from Emory University in May 1988 with a B.B.A. degree and did post-graduate work in finance at New York University in 1991 and 1992. In September 1988, he became an account executive with Winston Resources, a recruiting firm. From April 1989 to September 1989, he worked as a liaison between retail brokers and insurance companies regarding such insurance products as annuities, term life and whole life insurance at Thomson McKinnon Securities Inc., a registered broker-dealer. In September 1989, Mr. Stern became an Assistant Portfolio Manager at Cowen & Company and his responsibilities increased over the following three years to include acting as a Trading Analyst for Cowen & Company. In March 1993, Mr. Stern left Cowen & Company with Mr. Hummel to join AIS as an associated person. Mr. Stern became a principal of AIS in November 1993.

      Robert F. Ward, age 56, is a member and principal of AIS. Mr. Ward has 27 years of investment consulting and investment experience. Mr. Ward graduated from Metropolitan State College in 1974. Prior to joining AIS in December of 2005, Mr. Ward was a Senior Vice-President, Investments with Morgan Stanley (2000-2005), Paine Webber (1988-2000) and Kidder Peabody, Inc. (1983-1988). His business relationship with AIS and John Hummel has spanned over two decades.

(c)   Identification of Certain Significant Employees

      None.

(d)   Family Relationships

      None.

(e)   Business Experience

      See above.

(f)   Involvement in Certain Legal Proceedings.

      None.

(g)   Promoters and Control Persons

      Not Applicable.

Item  6: EXECUTIVE COMPENSATION

      The Partnership itself has no officers, directors or employees. None of the principals, officers or employees of AIS receive compensation from the Partnership. AIS makes all trading decisions for the Partnership. AIS receives a monthly Management Fee from the Partnership of 1/12 of 2% month-end Net Assets attributable to Series A Units and an annual Profit Share equal to 20% of New Trading Profit realized on Series A Units, payable at the end of each calendar year on a "high water mark" basis. Because Limited Partners purchase Units at different times, they may recognize different amounts of New Trading Profit. Each Limited Partner is charged a Profit Share only on the New Trading Profit allocable to such Limited Partner's investment in the Partnership. There is no Management Fee or Profit Share with respect to Series B Units, which are available only to AIS and its principals.

      The officers of AIS are compensated by AIS in their respective positions. The officers receive no other compensation from the Partnership. There are no compensation plans or arrangements relating to a change in control of either the Partnership or AIS.

Item 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
INDEPENDENCE

      See "Item 6: Executive Compensation" and "Item 4: Security Ownership of Certain Beneficial Owners and Management." The Partnership paid the General Partner $242,294, $687,913, $279,667 and $102,578 in Management Fees for the
three month period ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively. The Partnership paid the General Partner $4,054, $141,714, $692,016 and $175,476 in Profit Shares for the three month period ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively. The General Partner's interest in the Partnership showed an allocation of profit (loss) of $16,839, $8,201, $46,841 and $31,126 for the three month period ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively. The Management Fees and Profit Shares paid by the Partnership to AIS were not negotiated and are higher than they would have been had they been the result of arm's-length bargaining.

      The Partnership has not and does not make any loans to the General Partner, its affiliates, their respective officers, directors or employees or the immediate family members of any of the foregoing, or to any entity, trust or other estate in which any of the foregoing has any interest, or to any other person (provided that the purchase of U.S. Treasury obligations and the deposit of Partnership assets with banks, futures brokers and foreign exchange counterparties in connection with the trading operations of the Partnership are not considered to be loans).

      None of the General Partner, its affiliates, their respective officers, directors and employees or the immediate family members of any of the foregoing, or any entity trust or other estate in which any of the foregoing has any interest has, to date, sold any asset, directly or indirectly, to the Partnership.

      The Partnership has no directors, officers or employees and is managed by the General Partner. The General Partner is managed by its principals, none of whom is independent of the General Partner.

Item 8: LEGAL PROCEEDINGS

      The Partnership is not aware of any pending legal proceedings to which either the Partnership is a party or to which any of its assets are subject. In addition there are no pending material legal proceedings involving the General Partner.

Item 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)   Market information

      There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Limited Partnership Agreement.

(b)   Holders

      As of April 1, 2007, there were 681 holders of Units.

(c)   Dividends

      AIS has sole discretion in determining what distributions, if any, the Partnership makes to Limited Partners. To date no distributions or dividends have been paid on the Units, and the General Partner has no present intention to make any.

(d)   Securities Authorized for Issuance under Equity Compensation Plans

      None.

Item 10: RECENT SALES OF UNREGISTERED SECURITIES

      Units are sold on a monthly basis through the General Partner and certain Selling Agents retained by the General Partner to act as its agents. The offering price of a Unit is the average Net Asset Value of all outstanding Units on the date of issue. Between the Partnership's inception and March 30, 2007, the Partnership issued Series A Units to both new and existing Limited Partners in monthly closings as set forth in the following chart.

------------------------------ ----------------------------- ----------------------------
       Date of Closing           Number of Investors (New    Dollar Amount of Units Sold
                                      and Existing)
------------------------------ ----------------------------- ----------------------------
January 30, 2004                            1                           $25,000
------------------------------ ----------------------------- ----------------------------
February 27, 2004                           2                           $75,000
------------------------------ ----------------------------- ----------------------------
March 31, 2004                              7                          $247,000
------------------------------ ----------------------------- ----------------------------
April 30, 2004                              12                         $378,300
------------------------------ ----------------------------- ----------------------------
May 31, 2004                                16                       $1,130,000
------------------------------ ----------------------------- ----------------------------
June 30, 2004                               10                         $614,000
------------------------------ ----------------------------- ----------------------------
July 30, 2004                               5                          $159,000
------------------------------ ----------------------------- ----------------------------
August 31, 2004                             5                          $175,000
------------------------------ ----------------------------- ----------------------------
September 30, 2004                          7                          $414,000
------------------------------ ----------------------------- ----------------------------
October 29, 2004                            8                          $225,000
------------------------------ ----------------------------- ----------------------------
November 30, 2004                           14                         $661,472
------------------------------ ----------------------------- ----------------------------


                                      28

------------------------------ ----------------------------- ----------------------------
       Date of Closing           Number of Investors (New    Dollar Amount of Units Sold
                                      and Existing)
------------------------------ ----------------------------- ----------------------------
December 31, 2004                           15                         $571,000
------------------------------ ----------------------------- ----------------------------

------------------------------ ----------------------------- ----------------------------
January 31, 2005                            10                         $405,000
------------------------------ ----------------------------- ----------------------------
February 28, 2005                           12                         $879,968
------------------------------ ----------------------------- ----------------------------
March 31, 2005                              11                         $446,000
------------------------------ ----------------------------- ----------------------------
April 29, 2005                              23                       $1,708,000
------------------------------ ----------------------------- ----------------------------
May 31, 2005                                27                       $1,745,970
------------------------------ ----------------------------- ----------------------------
June 30, 2005                               19                         $748,000
------------------------------ ----------------------------- ----------------------------
July 29, 2005                               24                       $1,646,589
------------------------------ ----------------------------- ----------------------------
August 31, 2005                             22                         $544,880
------------------------------ ----------------------------- ----------------------------
September 30, 2005                          36                       $1,343,500
------------------------------ ----------------------------- ----------------------------
October 31, 2005                            29                       $7,635,067
------------------------------ ----------------------------- ----------------------------
November 30, 2005                           34                       $1,211,790
------------------------------ ----------------------------- ----------------------------
December 30, 2005                           25                       $1,577,008
------------------------------ ----------------------------- ----------------------------

------------------------------ ----------------------------- ----------------------------
January 31, 2006                            21                       $1,872,655
------------------------------ ----------------------------- ----------------------------
February 28, 2006                           24                       $1,252,932
------------------------------ ----------------------------- ----------------------------
March 31, 2006                              44                       $1,998,532
------------------------------ ----------------------------- ----------------------------
April 28, 2006                              55                       $2,143,814
------------------------------ ----------------------------- ----------------------------
May 31, 2006                                58                       $3,843,234
------------------------------ ----------------------------- ----------------------------
June 30, 2006                               85                       $4,073,448
------------------------------ ----------------------------- ----------------------------
July 31, 2006                               72                       $4,907,395
------------------------------ ----------------------------- ----------------------------
August 31, 2006                             29                       $4,825,322
------------------------------ ----------------------------- ----------------------------
September 29, 2006                          58                       $2,405,509
------------------------------ ----------------------------- ----------------------------
October 31, 2006                            18                         $599,274
------------------------------ ----------------------------- ----------------------------
November 30, 2006                           16                         $912,313
------------------------------ ----------------------------- ----------------------------
December 29, 2006                           10                         $649,145
------------------------------ ----------------------------- ----------------------------

------------------------------ ----------------------------- ----------------------------
January 31, 2007                            18                         $632,027
------------------------------ ----------------------------- ----------------------------
February 28, 2007                           20                       $2,499,066
------------------------------ ----------------------------- ----------------------------
March 30, 2007                              13                         $514,900
------------------------------ ----------------------------- ----------------------------


      Each of the foregoing Units was privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration provided by Rule 506 under the Securities Act, and with whom the Partnership, the General Partner or a Selling Agent acting on behalf of the General Partner has a pre-existing substantive relationship and with respect to whom it has been determined that the Units are a suitable investment.

      No underwriting commissions or underwriting discounts were paid in connection with the sale of the Units. Selling Agent compensation is described above under Item 1(e) "Charges."

Item 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      The securities to be registered consist of Units of Limited Partnership Interest ("Units") in the Partnership. The Net Asset Value of Units is different for each Limited Partner due to the timing of subscriptions and redemptions and applicability of the Profit Share based on Limited Partners' individual capital account balances rather than on a per Unit Net Asset Value. The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis. Income (loss), prior to the Profit Share allocation to the General Partner, is allocated to Limited Partner pro rata to the capital accounts of all partners.

      Dividend Rights. The General Partner has sole discretion in determining what distributions of profits and income, if any, are made to investors.

      Redemption Provisions. A Limited Partner may cause any or all of its Units to be redeemed by the Partnership as of the close of business on the last business day of any month on ten days' written notice to the General Partner (or such lesser notice period as may be acceptable to the General Partner). Redemption payments will be made within a reasonable time after the date of redemption, but in no event more than 30 business days after the redemption date. Under special circumstances, including but not limited to default or delay in payments due the Partnership from the Commodity Broker, banks or other persons, the Partnership may in turn delay payment to Limited Partners requesting redemption of Units of the proportionate part of the Net Asset Value represented by the sums which are the subject of such default or delay. The General Partner may, upon 30 days' written notice, cause the involuntary withdrawal of any Limited Partner by redeeming all of his Units as of any month-end. In addition, the General Partner may require a Limited Partner to redeem all or a portion of such Partner's Units if it considers doing so to be desirable for the protection of the Partnership. When a Unit is redeemed, any accrued Profit Share will reduce the redemption value of such Unit. Redemption values are calculated after reduction of Net Asset Value for the monthly Management Fee accrued in respect of the month of redemption. Redemption requests must be submitted at least 10 days in advance of month-end (unless the General Partner decides to waive such requirement).

      Voting Rights. The Limited Partnership Agreement gives the General Partner full control over the affairs of the Partnership. Although Limited Partners have no right to vote on or participate in the control or management of the Partnership, they are entitled to (i) approve, by vote of a majority of Units (either a majority of Units of all Limited Partners or of Units of Limited Partners of a Series that is particularly affected by a proposed amendment), amendments to the Limited Partnership Agreement; (ii) within 90 days of the withdrawal of the last general partner of the Partnership, agree unanimously to continue the business of the Partnership; and (iii) by submission to the General Partner of a signed request of Limited Partners representing at least 10% of the outstanding Units, call a meeting to vote upon the possible removal of the General Partner.

      Limited Partners are not required to consent to amendments to the Limited Partnership Agreement which (a) clarify any inaccuracy or ambiguity or reconcile any inconsistency; (b) add to the representations, duties or obligations of the General Partner or surrender any right or power of the General Partner for the benefit of the Limited Partners; (c) delete or add any provision required to be deleted or added by any federal agency or any state official or in order to opt to be governed by any amendment or successor statute to the Delaware Revised Uniform Limited Partnership Act; (d) change the location of the principal place of business of the Partnership; (e) are appropriate or necessary to qualify the Partnership as a limited partnership or that is necessary to ensure taxation as a partnership; (f) do not adversely affect the Limited Partners in any material respect or that are required or contemplated by other provisions of the Limited Partnership Agreement or that are required by law; (g) are appropriate or necessary, in the opinion of the General Partner, to prevent the Partnership or the General Partner or its managers or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended (to the extent any such person is not already so subject);
(h) are appropriate, in the opinion of the General Partner, to avoid the assets of the Partnership being treated for any purpose of ERISA or Section 4975 of the Code as assets of any "employee benefit plan" as defined in and subject to ERISA or of any plan or account subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Partnership's engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code; (i) effect the allocations of the Limited Partnership Agreement to the maximum practicable extent if such allocations are effectively altered by any change in the federal tax law; or
(j) are similar to the foregoing.

      Liquidation Rights. Upon the occurrence of an event causing the dissolution of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors and distribution of Partnership assets will be effected as soon as practicable in accordance with the Delaware Revised Uniform Limited Partnership Act. In such an event, the General Partner and each Limited Partner will share in the assets of the Partnership pro rata in accordance with their respective interests in the Partnership, less any amount owed by such Limited Partner to the Partnership.

      Liability of the Limited Partners. Except as otherwise provided by law, the Units, when purchased in accordance with the Limited Partnership Agreement, are fully paid and non-assessable. The General Partner will be liable for all obligations of the Partnership to the extent that the assets of the fund are insufficient to discharge such obligations. No Limited Partner shall be liable for the Partnership's obligations in excess of the capital contributed by such Limited Partner, plus the Limited Partner's share of undistributed profits and assets (including the Limited Partner's obligation, as required by law, under certain circumstances to return to the Partnership distributions and returns of contributions).

      Restrictions on Alienability. Units are subject to restrictions on alienability. Each Limited Partner expressly agrees in the Limited Partnership Agreement that such Limited Partner will not assign, transfer or dispose of, by gift, pledge, hypothecation or otherwise, any of the Limited Partner's Units or any part or all of the Limited Partner's right, title or interest in the capital or profits of the Partnership without giving written notice of the assignment, transfer or disposition to the General Partner, and receiving the General Partner's consent thereto. Such consent may be withheld in the General Partner's absolute discretion.

      The following sections of Item 202 of Regulation S-K are not applicable to the Units: (a)(1)(ii), (iii), (vi), (viii), (xi); (a)(2) through (5); (b) through (f).

Item 12: INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

      The Limited Partnership Agreement provides that to the fullest extent permitted by law, the General Partner and its affiliates will be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partner or its affiliates.

      Notwithstanding the preceding paragraph, the General Partner and its affiliates are not indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

Item 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      Financial statements required by this item, including the report of McGladrey & Pullen, LLP for the fiscal year ended December 31, 2006, and the report of Salvatore Albanese & Co. for the fiscal years ended December 31, 2005 and 2004 are included herewith following the Index to Financial Statements.

      The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

Item 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On June 27, 2006 the General Partner dismissed Salvatore Albanese & Co. ("SAC") as the independent auditor for the Partnership and approved the engagement of McGladrey & Pullen, LLP as independent auditors for the Partnership. During the period from January 1, 2005 through June 27, 2006, the General Partner had no disagreements with SAC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of SAC, would have caused it to make reference to the subject matter thereof in its report on the financial statements of the Partnership for such period. There were no other reportable events (as defined in paragraph (A) through (D) of Regulation S-K Item 304(a)(1)(v)) during the period from January 1, 2005 through June 27, 2006. The General Partner, on behalf of the Partnership, has requested that SAC furnish it a letter addressed to the Commission stating whether it agrees with the above statements. This letter is attached as Exhibit
16.1 hereto.

      On December 31, 2006 the General Partner approved the engagement of McGladrey & Pullen, LLP as independent auditors for the Partnership. During the Partnership's prior year and the interim period prior to engaging McGladrey & Pullen, LLP, the General Partner did not consult McGladrey & Pullen, LLP on behalf of the Partnership with respect to any of the matters described in Regulation S-K Item 304(a)(2)(i) or (ii).

Item 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)   Financial Statements

      The financial statements required by this Item are included herewith, beginning following the Index to Financial Statements appearing after the signature page hereof, and are incorporated into this Item 15.

      Supplementary financial information specified by Item 302 of Regulation S-K is not applicable.

(b)   Exhibits

      The following documents (unless otherwise indicated) are filed herewith and made part of this registration statement.

------------------------------------- ----------------------------------------------------------------------
Exhibit Designation                   Description
-------------------                   -----------

------------------------------------- ----------------------------------------------------------------------
3.1                                   Certificate of Formation of AIS Futures Fund IV L.P.
------------------------------------- ----------------------------------------------------------------------
4.1                                   Second Amended and Restated Limited Partnership Agreement of AIS
                                      Futures Fund IV L.P.
------------------------------------- ----------------------------------------------------------------------
10.1                                  Customer Agreement between Calyon Financial Inc. and AIS Futures
                                      Fund IV L.P.
------------------------------------- ----------------------------------------------------------------------
16.1                                  Letter re:  Change in Certifying Accountant
------------------------------------- ----------------------------------------------------------------------

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 30, 2007

                                          AIS FUTURES FUND IV L.P.

                                          By:      AIS FUTURES MANAGEMENT LLC



                                          By:  /S/ John Hummel
                                             ---------------------------------
                                          Name:  John Hummel
                                          Title:  President

Index to Financial Statements

AIS Futures Fund IV L.P.

         Report of Independent Registered Public Accounting Firm
         Independent Auditor's Report
         Statements of Financial Condition at December 31, 2006 and 2005 Condensed Schedule of Investments at December 31, 2006 and 2005 Statements of Operations For the Years Ended December 31, 2006,
                  2005 and 2004
         Statements of Changes in Partner's  Capital (Net Asset Value) For the
                  Years Ended December 31, 2006, 2005 and 2004
         Notes to Financial Statements

                           AIS FUTURES FUND IV L.P.

                                 ANNUAL REPORT

                               December 31, 2006

                           AIS FUTURES FUND IV L.P.









                            ----------------------

                               TABLE OF CONTENTS

                            ----------------------


                                                                        PAGES
                                                                        -----

Report of Independent Registered Public Accounting Firm                  38

Independent Auditor's Report                                             39

Financial Statements

    Statements of Financial Condition                                    40

    Condensed Schedules of Investments                                 41 - 42

    Statements of Operations                                             43

    Statements of Changes in Partners' Capital (Net Asset Value)         44

    Notes to Financial Statements                                      45 - 50

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
AIS Futures Fund IV L.P.
Wilton, Connecticut

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of AIS Futures Fund IV L.P. as of December 31, 2006 and the related statements of operations and changes in partners' capital for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIS Futures Fund IV L.P. as of December 31, 2006, and the results of its operations for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 28, 2007

                           Salvatore Albanese & Co.
                           ------------------------
                         CERTIFIED PUBLIC ACCOUNTANTS



                         INDEPENDENT AUDITOR'S REPORT

To the Partners
AIS Futures Fund IV L.P.
Wilton, Connecticut

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of AIS Futures Fund IV L.P. as of December 31, 2005, and the statements of operations and changes in partners' capital for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Partnership's management. Our responsibility to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An Audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIS Futures Fund IV L.P. as of December 31, 2005, and the results of its operations for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the 2005 and 2004 basic financial statements taken as a whole. The supplementary information is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by Regulation 4.22(c) under the Commodity Exchange Act. Such information as of December 31, 2005 and 2004 has been subjected to the auditing procedures applied in the audit of the 2005 and 2004 basic financial statements taken as a whole.




New York, New York
March 19, 2006

                875 Avenue of the Americas, New York, NY 10001
                    Tel: (212) 714-0064 Fax: (212) 629-9553
                   65 East John Street, Hicksville, NY 11801
                    Tel: (516) 417-8503 Fax: (516) 213-4895
                              www.salabanese.com

                                                   AIS FUTURES FUND IV L.P.
                                               STATEMENTS OF FINANCIAL CONDITION
                                                  December 31, 2006 and 2005

                                                       -----------------

                                                                                                                  2005
                                                                                          2006                (As Restated)
                                                                                          ----                -------------

ASSETS
     Equity in broker trading account
       Cash                                                                        $    3,341,803               $     366,808
       United States government securities                                             50,875,254                  26,017,706
       Unrealized gain (loss) on open contracts                                       (1,978,076)                   2,770,383
       Interest receivable                                                                  2,712                       2,624
                                                                            ----------------------    ------------------------

              Deposits with broker                                                     52,241,693                  29,157,521

       Cash                                                                               546,030                   1,869,915
                                                                            ----------------------    ------------------------

              Total assets                                                          $  52,787,723             $    31,027,436
                                                                            ======================    ========================

LIABILITIES
     Accounts payable                                                                 $    51,208               $      16,942
     Commissions and other trading fees
       on open contracts                                                                   19,112                      12,013
     Management Fee payable                                                                72,095                      34,612
     General Partner Profit Share allocation payable                                       83,935                     635,438
     Selling Agent administrative and service fee payable                                 140,573                      93,017
     Subscriptions received in advance                                                    546,000                   1,869,885
     Redemptions payable                                                                  130,526                     481,198
                                                                            ----------------------    ------------------------


               Total liabilities                                                        1,043,449                   3,143,105
                                                                            ----------------------    ------------------------

PARTNERS' CAPITAL (Net Asset Value)
     General Partner - Series B
        (57.468 units outstanding at December 31, 2006 and 2005)                          179,169                     170,968
     Limited Partners - Series A
        (30,118.862 and 16,141.872 (as restated) units outstanding
           outstanding at December 31, 2006 and 2005)                                  51,565,105                  27,713,363
                                                                            ----------------------    ------------------------

               Total partners' capital (Net Asset Value)                               51,744,274                  27,884,331
                                                                            ----------------------    ------------------------

                                                                                   $   52,787,723             $    31,027,436
                                                                            ======================    ========================



                                                     See accompany notes.


                                      40

                                             AIS FUTURES FUND IV L.P.
                                        CONDENSED SCHEDULE OF INVESTMENTS
                                                December 31, 2006

                                                 ---------------

UNITED STATES GOVERNMENT SECURITIES

                                                                                                            % of Net
         Face Value    Maturity Date    Description                                   Fair Value          Asset Value
         ----------    -------------    -----------                                   ----------          -----------

       $  9,000,000      01/04/07       U.S. Treasury Bills                            $  8,992,318              17.38%
          2,000,000      01/11/07       U.S. Treasury Bills                               1,996,279               3.86%
            500,000      01/18/07       U.S. Treasury Bills                                 498,584               0.96%
          6,000,000      02/01/07       U.S. Treasury Bills                               5,971,749              11.54%
          8,000,000      04/05/07       U.S. Treasury Bills                               7,893,629              15.26%
         11,000,000      05/03/07       U.S. Treasury Bills                              10,811,138              20.89%
          9,000,000      05/10/07       U.S. Treasury Bills                               8,836,491              17.08%
          6,000,000      05/31/07       U.S. Treasury Bills                               5,875,066              11.35%
                                                                                    ----------------     ---------------

                                    Total United States government securities*
                                       (cost, plus accrued interest, - $50,875,254)    $ 50,875,254              98.32%
                                                                                    ================     ===============

LONG FUTURES CONTRACTS

                                                                                                            % of Net
                     Description                                                      Fair Value          Asset Value
                     -----------                                                      ----------          -----------

                     Agricultural                                                       $    10,090               0.02%
                     Currencies                                                           (953,587)              -1.84%
                     Energy                                                               (732,312)              -1.42%
                     Stock Index                                                             43,050               0.08%
                     Metals                                                             (1,423,598)              -2.75%
                                                                                    ----------------     ---------------

                     Total long futures contracts                                       (3,056,357)              -5.91%
                                                                                    ----------------     ---------------

SHORT FUTURES CONTRACTS

     Number of

     Contracts       Description

        335          Interest Rates (30 Year U.S. Treasury Bond, expires 03/2007)         1,078,281               2.08%
                                                                                    ----------------     ---------------


                     Total futures contracts                                         $  (1,978,076)              -3.83%
                                                                                    ================     ===============


* Pledged as collateral for the trading of futures and options on futures contracts.








                                                     See accompany notes.


                                      41

                                             AIS FUTURES FUND IV L.P.
                                        CONDENSED SCHEDULE OF INVESTMENTS
                                                December 31, 2005

                                                 ---------------

UNITED STATES GOVERNMENT SECURITIES

                                                                                                            % of Net
         Face Value    Maturity Date    Description                                   Fair Value          Asset Value
         ----------    -------------    -----------                                   ----------          -----------

       $  1,500,000      01/19/06       U.S. Treasury Bills                            $  1,497,128               5.37%
          3,000,000      02/16/06       U.S. Treasury Bills                               2,985,077              10.71%
          2,000,000      03/02/06       U.S. Treasury Bills                               1,987,160               7.13%
            900,000      03/09/06       U.S. Treasury Bills                                 893,809               3.21%
          1,500,000      03/10/06       U.S. Treasury Bills                               1,438,002               5.16%
          7,000,000      04/05/06       U.S. Treasury Bills                               6,908,829              24.77%
            500,000      04/13/06       U.S. Treasury Bills                                 494,270               1.77%
          1,500,000      05/25/06       U.S. Treasury Bills                               1,474,886               5.29%
          2,000,000      06/08/06       U.S. Treasury Bills                               1,963,376               7.04%
          3,500,000      06/08/06       U.S. Treasury Bills                               3,435,299              12.32%
          3,000,000      06/22/06       U.S. Treasury Bills                               2,939,870              10.54%
                                                                                    ----------------     ---------------

                                     Total United States government securities*

                                        (cost, plus accrued interest, - $26,017,706)  $  26,017,706              93.31%
                                                                                    ================     ===============

LONG FUTURES CONTRACTS

                                                                                                            % of Net
                     Description                                                      Fair Value          Asset Value
                     -----------                                                      ----------          -----------

                     Agricultural                                                      $    564,451               2.02%
                     Currencies                                                             365,200               1.31%
                     Energy                                                                 793,521               2.85%
                     Metals                                                                 832,055               2.98%
                                                                                    ----------------     ---------------

                     Total long futures contracts                                         2,555,227               9.16%
                                                                                    ----------------     ---------------

SHORT FUTURES CONTRACTS
-----------------------
     Number of
     Contracts       Description
     ---------       -----------

        153          Interest Rates (30 Year U.S. Treasury Bond, expires 03/2006)           215,156               0.77%
                                                                                    ----------------     ---------------


                     Total futures contracts                                        $     2,770,383               9.93%
                                                                                    ================     ===============


* Pledged as collateral for the trading of futures and options on futures contracts.





                                                     See accompany notes.


                                      42

                                             AIS FUTURES FUND IV L.P.
                                             STATEMENTS OF OPERATIONS
                               For the Years Ended December 31, 2006, 2005 and 2004

                                                 ---------------

                                                                             2006                2005                2004
                                                                             ----                ----                ----
TRADING GAINS (LOSSES)

     Trading gains (losses)

       Realized                                                         $     2,560,006       $    234,113        $   1,646,683
       Change in unrealized                                                 (4,748,459)          3,310,504            (675,165)
       Brokerage commissions                                                  (125,731)          (104,850)             (35,296)
                                                                        ----------------    ---------------     ----------------

             Total trading gains (losses)                                   (2,314,184)          3,439,767              936,222
                                                                        ----------------    ---------------     ----------------

NET INVESTMENT INCOME

     Income

       Interest income                                                        2,140,749            477,981               77,745
                                                                        ----------------    ---------------     ----------------


     Expenses

       Selling Agent Administrative and Service Fee                           1,292,554            490,891              139,825
       Management Fees                                                          687,913            279,667              102,578
       Operating expenses                                                        69,180             38,677               24,306
                                                                        ----------------    ---------------     ----------------

             Total expenses                                                   2,049,647            809,235              266,709
                                                                        ----------------    ---------------     ----------------

             Net investment income (loss)                                        91,102          (331,254)            (188,964)
                                                                        ----------------    ---------------     ----------------

             NET INCOME (LOSS)                                              (2,223,082)          3,108,513              747,258
                                                                        ----------------    ---------------     ----------------

             Less: General Partner Profit Share allocation                      141,714            692,016              175,476
                                                                        ----------------    ---------------     ----------------

             Net income (loss) for pro rata allocation to all partners     $ (2,364,796)       $  2,416,497         $    571,782
                                                                        ================    ===============     ================


















                                                     See accompany notes.


                                      43

                                             AIS FUTURES FUND IV L.P.
                           STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)

                               For the Years Ended December 31, 2006, 2005 and 2004

                                                 ---------------

                                                                            Partners' Capital

                                                     ----------------------------------------------------------------
                                                          Series B               Series A
                                                          General                 Limited
                                                          Partner                 Partner                Total
                                                          -------                 -------                -----

Balanced at December 31, 2003                              $     93,002           $   2,576,567         $  2,669,569

Net income for the year ended
     December 31, 2004

       General Partner Profit Share allocation                  175,476                       0              175,476
       Pro rata allocation to all partners                       31,125                 540,657              571,782

Subscriptions                                                         0               4,646,278            4,646,278

Redemptions                                                   (175,476)                       0            (175,476)
                                                     -------------------    --------------------    -----------------

Balances at December 31, 2004                                   124,127               7,763,502            7,887,629

Net income for the year ended
     December 31, 2005

       General Partner Profit Share allocation                  692,016                       0              692,016
       Pro rata allocation to all partners                       46,841               2,369,656            2,416,497

Subscriptions                                                         0              19,891,772           19,891,772

Redemptions                                                   (692,016)             (1,830,369)          (2,522,385)
                                                     -------------------    --------------------    -----------------

Balances at December 31, 2005
     As previously reported                                     170,968              28,194,561           28,365,529

Restatement for redemptions (Note 1)
     December 31, 2005                                                0               (481,198)            (481,198)
                                                     -------------------    --------------------    -----------------

Balances at December 31, 2005
     as restated                                                170,968              27,713,363           27,884,331

Net income (loss) for the year ended
     December 31, 2006

       General Partner Profit Share allocation                  141,714                       0              141,714
       Pro rata allocation to all partners                        8,201             (2,372,997)          (2,364,796)

Subscriptions                                                         0              29,483,774           29,483,774

Redemptions                                                   (141,714)             (3,259,035)          (3,400,749)
                                                     -------------------    --------------------    -----------------

Balances at December 31, 2006                              $    179,169           $  51,565,105         $ 51,744,274
                                                     ===================    ====================    =================


                                               See accompany notes.


                                      44

                           AIS FUTURES FUND IV L.P.
                         NOTES TO FINANCIAL STATEMENTS

                                ---------------


Note 1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           -----------------------------------------------------------

            A.    General Description of the Partnership

                  AIS Futures Fund IV L.P. (the Partnership) is a Delaware limited partnership, which operates as a commodity investment pool. The Partnership engages in the speculative trading of futures contracts and options on futures contracts. The Partnership is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges and Futures Commission Merchants (brokers) through which the Partnership trades.

                  The limited partnership agreement provides, among other things, that the Partnership shall dissolve no later than December 31, 2026.

           B.     Method of Reporting

                  The Partnership's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership's management. Actual results could differ from those estimates.

           C.     Futures and Options on Futures Contracts

                  Futures and options on futures are recorded on trade date and reflected at fair value, based on quoted market prices. Gains or losses are realized when contracts are liquidated. Net unrealized gains or losses on open contracts (the difference between contract trade price and quoted market price) are reflected in the statement of financial condition. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

           D.     Securities

                  United States government securities are stated at cost plus accrued interest, which approximates fair value.

           E.     Income Taxes

                  The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses. No provision for income taxes has been made in these financial statements as each partner is individually responsible for reporting income or loss based on its respective share of the Partnership's income and expenses as reporting for income tax purposes.

                           AIS FUTURES FUND IV L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------



Note 1.c    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
            -----------------------------------------------------------
(CONTINUED)
-----------
            F.    Capital Accounts

                  The Partnership offers two Series of Units. The Series A Units are available to all qualified investors, subject to applicable conditions and restrictions. The Series B Units are available for sale to the General Partner and its principals. The Limited Partner's net asset value per unit is different due to timing of subscriptions and redemptions and applicability of the General Profit Share allocation based on each Limited Partner's capital account balances rather than the fund as a whole. The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis. Income or loss, prior to the General Partner Profit Share allocation, is allocated pro rata to the capital accounts of all partners. The General Partner Profit Share allocation applicable to each Limited Partner is allocated to the General Partner's capital account from the Limited Partner's capital account at the end of each calendar year or upon redemption by a Limited Partner.

           G.     Redemptions

                  Limited Partners may require the Partnership to redeem some or all of their capital upon ten days prior written notice. Partner redemptions are recorded on their effective date, which is generally the last day of the month.

           H.     Reclassifications

                  Certain amounts in the 2005 financial statements were reclassified to conform with the 2006 presentation.

           I.     Statement of Cash Flows

                  The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102, "Statements of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale."

           J.     Recently Issued Accounting Pronouncements

                  In July 2006, the Financial Accounting Standards Board
                  (FASB) issued Interpretation No. 48 (FIN 48) entitled "Accounting For Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109." FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The implementation of FIN 48 is not expected to have a material impact on the Partnership's financial statements.

                  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS
                  157). FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice.

                           AIS FUTURES FUND IV L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------


Note 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          -----------------------------------------------------------
(CONTINUED)
-----------

                  FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The implementation of FAS 157 is not expected to have a material impact on the Partnership's financial statements.

                  In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"), "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements", providing guidance on quantifying financial statement misstatement and implementation (e.g., restatement or cumulative effect to assets, liabilities and retained earnings) when first applying this guidance. SAB 108 is effective for the Partnership for the year ending December 31, 2006. The adoption of SAB 108 did not have a material effect on the Partnership's financial statements.

           K.     Fair Value

                  All of the Partnership's assets and liabilities are
            considered financial instruments and are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instruments.

           L.     Change in Accounting Principle and Prior Period Restatement

                  Pursuant to the provisions of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (FAS 150), redemptions approved by the General Partner prior to year end with a fixed effective date and fixed amount should be recorded as redemptions payable as of year end. FAS 150 became effective for the Partnership during the year ended December 31, 2005. The December 31, 2005 financial statements have been restated to reflect redemptions payable of $481,198, which was previously reported as partners' capital.

Note 2.  GENERAL PARTNER
         ---------------

      The General Partner and commodity trading advisor of the Partnership is AIS Futures Management LLC, which conducts and manages the business and trading activities of the Partnership.

      The Second Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement") provides for the General Partner to receive a monthly Management Fee equal to 1/12 of 2% (2% annually) of each Series A Limited Partner's month-end Net Assets, as defined. The General Partner also receives a Profit Share allocation equal to 20% of any New Trading Profit, as defined, attributable to each Series A Limited Partner's Interest achieved as of each calendar year-end or upon redemption.

      During 2006 and 2005, certain Series A Limited Partners were charged Management Fees at a rate lower than described above, to offset the effect of the additional 1.5% per annum Selling Agent Service Fee described in Note 3. Accordingly, for the years ended December 31, 2006 and 2005, Management Fees were reduced by approximately $195,000 and $63,000, respectively.

                           AIS FUTURES FUND IV L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------


Note 3.     SELLING AGENT ADMINISTRATIVE AND SERVICE FEES
            ---------------------------------------------

            Certain Series A Limited Partners that were solicited by Selling Agents are charged an Administrative and Service Fee (the "Service Fee" equal to 1/12 of 2.5% (2.5% annually) of each Series A Limited Partner's month-end Net Assets, as defined, sold by them which remain outstanding as of each month-end. The Selling Agents may pass on a portion of the Service Fee to its investment executives. In the event the Service Fee is no longer payable to a Selling Agent, the relevant Limited Partner who was solicited by such Selling Agent will no longer be charged the Service Fee. For the year ended December 31, 2006, certain Limited Partners were not subject to the Service Fee. For the year ended December 31, 2005, all Limited Partners were subject to the Service Fee.

            For investment executives associated with the sale of Limited Partner Interests in excess of $500,000, the investment executive's firm will receive an additional 1.5% per annum Service Fee with respect to such Limited Partner Interests in excess of $500,000, for the first twelve months following the sale of such Limited Partner Interests. Effectively, the additional Service Fee is paid by the General Partner, not the Limited Partner, through a reduced Management Fee, as discussed in Note 2.

Note 4.     DEPOSITS WITH BROKER
            --------------------

            The Partnership deposits funds with its clearing broker subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of U.S. Treasury bills and cash with such broker. Accordingly, assets used to meet margin and other broker or regulatory requirements are partially restricted. The Partnership earns interest income on its assets deposited with the broker.

Note 5.     SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS
            --------------------------------------------

            Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner. A selling commission of up to 2% of the subscription amount may be deducted from the subscription proceeds and paid to the applicable Selling Agent, if any. For the years ended December 31, 2006 and 2005, $1,350 and $0 in selling commissions were charged to Limited Partners. Limited Partner additions, as presented in the statement of changes in partners' capital (net asset value), are net of such selling commissions.

            The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive partial or full redemptions of their capital account as of the close of business on the last business day of any month, subject to restrictions in the Limited Partnership Agreement.

Note 6.     TRADING ACTIVITIES AND RELATED RISKS
            ------------------------------------

            The Partnership engages in the speculative trading of U.S. futures contracts and for a brief period of time in 2006 traded options on U.S. futures contracts. The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

                           AIS FUTURES FUND IV L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------


Note 6.     TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)
            ------------------------------------------------

            Purchase and sale of futures and options on futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

            For futures and options on futures contracts, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership to potentially unlimited liability; for purchased options, the risk of loss is limited o the premiums paid.

            In addition to market risk, in entering commodity interest contracts, there is a credit risk that a counterparty will not be able to meet its obligations to the Partnership. The counterparty for futures and options on futures contracts traded in the United States and on most non-U.S. futures exchanges is the clearinghouse associated with such exchange. In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce the credit risk.

            The Partnership maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The General Partner believes the Partnership is not exposed to any significant credit risk on cash.

            The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Limited Partners bear the risk of loss only to the extent of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 7.     INDEMNIFICATIONS
            ----------------

            In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Partnership's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

                           AIS FUTURES FUND IV L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------



Note 8.     FINANCIAL HIGHLIGHTS
            --------------------

            The following information presents the financial highlights of the Partnership for the years ended December 31, 2006, 2005 and 2004. This information has been derived from information presented in the financial statements.

                                                                              2006      2005       2004
                                                                              ----      ----       ----
            Total return for Series A Limited Partners taken as a whole
                 Total return before Profit Share allocation                  0.17 %    1.78 %    27.82 %
                 Profit Share allocation                                      (0.47)%   (7.18)%   (6.82)%
                                                                           ---------- ---------- --------
                     Total return after Profit Share allocation               (0.30)%   24.59 %   21.00 %
                                                                           ========== ========== =======
            Supplemental Data for Series A Limited Partners

            Ratio of expenses to average net asset value:
                 Expenses, excluding Profit Share allocation                 4.66 %    4.70 %     4.88 %
                 Profit Share allocation                                       0.32 %    4.02 %    3.21 %
                                                                           ---------- ---------- --------
                     Total expenses                                            4.98 %    8.73 %    8.09 %
                                                                           ========== ========== ========
                     Net investment income (loss) (1)                          0.17 %   (1.95)%   (3.48)%
                                                                           ========== ========== ========


            The total returns and ratios are presented for Series A Limited Partners taken as a whole based on the Partnership's standard Management Fee, Service Fee and Profit Share allocation arrangements. An individual partner's total returns and ratios may vary from the above total returns and ratios based on the timing of their capital additions and redemptions and given potentially different fee arrangements for a Series A Limited Partner.

            The total returns and ratios exclude the effects of any 2% upfront selling commissions charged by Selling Agents.

            --------------------------
            (1) The net investment income (loss) is comprised of interest income less total expenses, excluding the General Partner Profit Share allocation.